Exhibit 10.1

ASSIGNMENT AND ACCEPTANCE AGREEMENT

AND

AMENDMENT NO. 4 TO

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

AND

AMENDMENT NO. 2 TO

THIRD AMENDED AND RESTATED PURCHASE AND CONTRIBUTION AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT AND AMENDMENT NO. 4 TO THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT AND AMENDMENT NO. 2 TO THIRD AMENDED AND RESTATED PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is dated and is effective as of September 1, 2015, and is entered into by and among UNITED RENTALS (NORTH AMERICA), INC., a Delaware corporation (the “Originator”), UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Seller”), UNITED RENTALS, INC., a Delaware corporation (the “Collection Agent”), LIBERTY STREET FUNDING LLC, a Delaware limited liability company (“Liberty”), and GOTHAM FUNDING CORPORATION, a Delaware corporation (“Gotham”, and together with Liberty, the “ Purchasers”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as a Bank (as defined in the Purchase Agreement referred to below), as administrative agent (the “Administrative Agent”) for the Investors and the Banks (as such terms are defined in the Purchase Agreement referred to below) and as purchaser agent for Liberty (the “Liberty Purchaser Agent”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Bank and as purchaser agent for itself (the “PNC Purchaser Agent”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMU”), as a Bank and as purchaser agent for Gotham (the “Gotham Purchaser Agent”), and SUNTRUST BANK (“ST”), as a Bank and as purchaser agent for itself (the “ST Purchaser Agent”, and together with the Liberty Purchaser Agent, the PNC Purchaser Agent and the Gotham Purchaser Agent, the “Existing Purchaser Agents”), and Bank of Montreal (“BMO”), as a new Bank and as a new purchaser agent (the “BMO Purchaser Agent”, and together with the Existing Purchaser Agents, the “Purchaser Agents”). Capitalized terms used and not otherwise defined herein are used as defined in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Seller, the Collection Agent, the Purchasers, the Existing Purchaser Agents, the Banks party thereto and the Administrative Agent entered into that certain Third Amended and Restated Receivables Purchase Agreement dated as of September 24, 2012 (as amended, supplemented or otherwise modified, the “Purchase Agreement”);

WHEREAS, the Originator, the Collection Agent and the Seller entered into that certain Third Amended and Restated Purchase and Contribution Agreement dated as of September 24, 2012 (as amended, supplemented or otherwise modified, the “Contribution Agreement”);

WHEREAS, immediately prior to the effectiveness of the amendments set forth herein, pursuant to and in accordance with Section 7.03 of the Purchase Agreement, Scotia Capital, as a Bank and a Purchaser Agent, desires to assign, and BMO desires to accept, a portion of Scotia Capital’s corresponding rights and obligations under the Purchase Agreement;

WHEREAS, each of the Seller, the Administrative Agent and the Existing Purchaser Agents wishes to confirm their consent to such assignment by Scotia Capital to BMO, and the addition of BMO as a Bank and as a Purchaser Agent under the Purchase Agreement;

WHEREAS, immediately following such assignments, pursuant to and in accordance with the Purchase Agreement, the Seller desires to (i) increase the Purchase Limit and (ii) in connection with such increase in the Purchase Limit, cause certain of the Banks to increase their respective Bank Commitments in an aggregate amount equal to such increase in the Purchase Limit;

WHEREAS, each of the applicable parties wishes to confirm their consent to such increases; and

WHEREAS, pursuant to Section 7.01 of the Purchase Agreement and Section 9.01 of the Contribution Agreement, the parties wish to make certain amendments to the Purchase Agreement and the Contribution Agreement, respectively, as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

Section 1. Assignment and Acceptance.

(a) Pursuant to and in accordance with Section 7.03(b) of the Purchase Agreement, as of the Effective Date, Scotia Capital hereby sells and assigns absolutely to BMO, and BMO hereby purchases and assumes from Scotia Capital, that portion and percentage of Scotia Capital’s rights and obligations as a Bank under the Purchase Agreement such that BMO shall have the Bank Commitment and Percentage as set forth in Section 1(e) below together with all corresponding rights and obligations (the “Assumed Bank Rights and Obligations”); and BMO hereby acknowledges that it will on the Effective Date (i) become a party to the Purchase Agreement as a Bank and (ii) assume, perform and comply with all of the Assumed Bank Rights and Obligations as if originally named as an original party in the Purchase Agreement as a Bank.

(b) Pursuant to and in accordance with Section 7.03(c) of the Purchase Agreement, as of the Effective Date, the Liberty Purchaser Agent hereby assigns absolutely to the BMO Purchaser Agent, as Purchaser Agent for BMO and any other Investors related to BMO, that portion and percentage of its rights and obligations as a Purchaser Agent corresponding to the Assumed Bank Rights and Obligations (the “Assumed Purchaser Agent Rights and Obligations”), and the BMO Purchaser Agent hereby acknowledges that it will on the Effective Date (i) become a party to the Purchase Agreement as a Purchaser Agent and (ii) assume, perform and comply with all of the Assumed Purchaser Agent Rights and Obligations as if originally named as an original party in the Purchase Agreement as a Purchaser Agent.

(c) For the avoidance of doubt, upon the effectiveness of this Section 1 and the assumption by BMO of the Assumed Bank Rights and Obligations and the Assumed Purchaser

Agent Rights and Obligations, the rights and obligations of Liberty as a Purchaser corresponding to the Assumed Bank Rights and Obligations shall be extinguished and of no further force and effect; provided that the foregoing shall in no event limit or otherwise have any impact on any increased or revised rights and obligations of Liberty corresponding to any increased or revised Bank Commitments and Percentages pursuant to the remaining Sections hereof.

(d) (i) Seller hereby consents to (x) the assignment by Scotia Capital of the Assumed Bank Rights and Obligations to BMO pursuant to Section 7.03(b) of the Purchase Agreement, and (y) the assignment by the Liberty Purchaser Agent of the Assumed Purchaser Agent Rights and Obligations to the BMO Purchaser Agent pursuant to Section 7.03(c) of the Purchase Agreement.

(ii) In accordance with Section 1.13(b) of the Purchase Agreement, each of the Existing Purchaser Agents and the Administrative Agent hereby consents to the addition of BMO as a Bank and the BMO Purchaser Agent as a Purchaser Agent, in each case, under the Purchase Agreement.

(iii) Each of the Seller, the Administrative Agent, the Banks and the Existing Purchaser Agents hereby consents to the addition of BMO as a Bank and as a Purchaser Agent and agrees and acknowledges that, notwithstanding anything to the contrary contained in the Purchase Agreement (including, without limitation, the definition of “Eligible Assignee”), each of BMO and the BMO Purchaser Agent shall be an Eligible Assignee for all purposes under the Purchase Agreement.

(iv) BMO hereby appoints the BMO Purchaser Agent to act as its Purchaser Agent under the Purchase Agreement. Each of the parties hereto hereby agrees and acknowledges that, notwithstanding anything to the contrary contained in the Purchase Agreement (including, without limitation, Section 6.01 of the Purchase Agreement), for all purposes of the Purchase Agreement, (x) the Liberty Purchaser Agent shall in no event be deemed to be the Purchaser Agent for BMO, (y) BMO shall in no event be deemed to be a Related Bank or otherwise related to Liberty, Scotia Capital or the Liberty Purchaser Agent and (z) the BMO Purchaser Agent shall be the Purchaser Agent for BMO and any other Investors related to BMO.

(e) Upon the effectiveness of the assignment and sale of the Assumed Bank Rights and Obligations, the Bank Commitment and Percentage of each of the Banks shall be as follows (which Bank Commitments and Percentages the parties hereto hereby agree and acknowledge shall be immediately superseded by the Bank Commitments and Percentages set forth in Section 2 hereto):

Bank	Bank Commitment	Percentage
ST	$75,000,000	13 7⁄11%
BTMU	$75,000,000	13 7⁄11%
BMO	$10,000,000	1 9⁄11%
PNC	$150,000,000	27 3⁄11%
Scotia Capital	$240,000,000	43 7⁄11%
TOTAL	$550,000,000.00

(f) In connection with the assignments in this Section 1, Scotia Capital and/or Liberty, as applicable, shall transfer a Receivable Interest or Receivable Interests to BMO in exchange for a cash payment from BMO in an amount equal to the aggregate Capital of such Receivable Interests so transferred, so that after giving effect to such transfer of Receivable Interests and such cash payment, each of Scotia Capital and Liberty, as applicable, and BMO shall hold aggregate outstanding Capital equal to such Investor’s ratable share of the aggregate outstanding Capital of all Investors as of such time (based on the applicable Bank’s Percentage, set forth in Section 1(e)).

(g) BMO confirms that it has received a copy of the Purchase Agreement, together with copies of the reports and financial statements referred to in paragraph (k) of Exhibit IV to the Purchase Agreement as have been requested by BMO and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement. BMO acknowledges that it has, independently and without reliance upon the Administrative Agent, any Purchaser Agent, any of their respective Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the Purchase Agreement. BMO also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Purchaser Agent, any of their respective Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the Purchase Agreement.

(h) This Agreement is an Assignment and Acceptance for all purposes under the Purchase Agreement.

Section 2. Increase in Purchase Limit and Bank Commitments; Adjustment of Bank Commitments. As of the Effective Date, immediately after giving effect to the assignments set forth in Section 1:

(a) Pursuant to and in accordance with the Purchase Agreement, the Purchase Limit is hereby increased by $75,000,000 and the definition of “Purchase Limit” contained in Exhibit I to the Purchase Agreement is hereby amended by deleting the dollar figure “$550,000,000” contained therein and replacing it with the dollar figure “$625,000,000”. In accordance with Section 7.01 of the Purchase Agreement, each of the Seller, the Administrative Agent, the Banks, and the Purchaser Agents consents to such amendment.

(b) PNC desires to decrease its Bank Commitment by $50,000,000. Pursuant to and in accordance with Section 1.13(b) of the Purchase Agreement, in connection with such decrease in PNC’s Bank Commitment and with the increase in the Purchase Limit, the Seller desires to cause (i) Scotia Capital to increase its Bank Commitment by $10,000,000, (ii) BTMU to increase its Bank Commitment by $25,000,000 and (iii) BMO to increase its Bank Commitment by $90,000,000, and each of Scotia Capital, BTMU and BMO agrees to such increase in its respective Bank Commitment. Liberty, the Liberty Purchaser Agent, Gotham, the Gotham Purchaser Agent, the BMO Purchaser Agent, the other Purchaser Agents and the Administrative Agent hereby consent to such increase in the respective Bank Commitment of Scotia Capital, BTMU and BMO.

(c) Upon the effectiveness of the assignment in Section 1 and the Bank Commitment increases in Section 2(b), the Bank Commitment and Percentage of each of the Banks shall be as follows:

Bank	Bank Commitment	Percentage
ST	$75,000,000	12.00%
BTMU	$100,000,000	16.00%
BMO	$100,000,000	16.00%
PNC	$100,000,000	16.00%
Scotia Capital	$250,000,000	40.00%
TOTAL	$625,000,000.00

(d) In connection with the foregoing adjustments of the Bank Commitments and the Percentages, the applicable Banks (or related Purchasers) whose Percentage has decreased shall transfer a Receivable Interest or Receivable Interests to each of the applicable Banks (or related Purchasers) whose Percentage has increased, as applicable, in exchange for an aggregate cash payment from each such Person in an amount equal to the aggregate Capital of such Receivable Interests so transferred to such Person, so that after giving effect to such transfers of Receivable Interests and such cash payments, each applicable Investor shall hold aggregate outstanding Capital equal to such Investor’s ratable share of the aggregate outstanding Capital of all Investors as of such time (based on the applicable Bank’s Percentage, as so adjusted). The parties agree that such transfer and such cash payment may be aggregated and made together with the cash payment and transfer required to be made pursuant to Section 1(f) above.

Section 3. Amendments to the Purchase Agreement. Effective as of the Effective Date (as defined below), immediately after giving effect to the actions contemplated by Sections 1 and 2 hereof, the Purchase Agreement is hereby amended as follows:

(a) The Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages attached hereto as Annex A.

(b) Annex F to the Purchase Agreement is hereby replaced with Annex F attached hereto.

(c) Notwithstanding anything to the contrary contained in any Transaction Document, URNA agrees and acknowledges that each of the Collection Accounts is maintained solely by the Seller with Qualified Intermediary and URNA has no interest in any of the Collection Accounts.

Section 4. Amendments to the Contribution Agreement. Effective as of the Effective Date (as defined below), immediately after giving effect to the actions contemplated by Sections 1 and 2 hereof, the Contribution Agreement is hereby amended as follows:

(a) The Contribution Agreement is hereby amended to incorporate the changes shown on the marked pages attached hereto as Annex B.

(b) In connection with the extension of the Facility Termination Date of the Purchase Agreement, the Originator acknowledges that the Facility Termination Date under the Contribution Agreement shall accordingly be extended pursuant to clause (a) of the definition of “Facility Termination Date” contained therein.

Section 5. Effectiveness of this Agreement. This Agreement shall become effective as of the date hereof (the “Effective Date”) at such time as:

(a) executed counterparts of this Agreement have been delivered by each party hereto to the other parties hereto;

(b) each Purchaser Agent shall have received an executed amendment and restatement of such Purchaser Agent’s Fee Agreement (or, in the case of the BMO Purchaser Agent, an initial Fee Agreement) (each, a “New Fee Agreement”);

(c) each Purchaser Agent shall have received payment of the “Upfront Fee” in accordance with the terms of, and as such term is defined in, such Purchaser Agent’s New Fee Agreement;

(d) the Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Administrative Agent, from Sullivan & Cromwell LLP, with respect to true sale and non-consolidation matters after giving effect to this Agreement and the transactions contemplated hereby; and

(e) the Administrative Agent and the Purchaser Agents shall have received, in form and substance satisfactory to the Administrative Agent and each Purchaser Agent, a certificate of the Secretary or Assistant Secretary of the Seller certifying copies of the resolutions of the Board of Directors of the Seller approving this Agreement and the transactions contemplated hereby.

Section 6. Representations and Warranties. The Originator, the Seller and the Collection Agent represent and warrant as follows:

(a) The execution, delivery and performance by the Originator, the Collection Agent and the Seller of this Agreement (i) are within its corporate or limited liability company powers, as applicable, (ii) have been duly authorized by all necessary corporate or limited liability company action, as applicable, and (iii) do not contravene (1) its charter, by-laws or limited liability company agreement, as applicable, (2) any law, rule or regulation applicable to it or (3) any contractual restriction binding on or affecting it or its property, the violation of which could reasonably be expected to have a Material Adverse Effect on the collectibility of any Pool Receivable, on the Originator, on the Seller or on the performance of the Collection Agent under the Contribution Agreement or the Purchase Agreement. This agreement has been duly executed and delivered by the Originator, the Seller and the Collection Agent.

(b) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Originator, the Seller or the Collection Agent of this Agreement or any other document to be delivered by the Originator, the Seller or the Collection Agent hereunder other than those already obtained; provided that the right of any assignee of a Receivable the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable Law to the extent the Originator or the Seller shall not have complied with the applicable provisions of any such Law in connection with the assignment or subsequent reassignment of any such Receivable.

(c) This Agreement constitutes the legal, valid and binding obligation of the Originator, the Seller and the Collection Agent, enforceable against the Originator, the Seller and the Collection Agent in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) The representations and warranties contained in (i) Section 4.01 of the Contribution Agreement (with respect to the Originator), (ii) Exhibit III to the Purchase Agreement (with respect to the Seller) and (iii) Section 4.08 of the Purchase Agreement (with respect to the Collection Agent) are correct on and as of the date hereof as though made on and as of the date hereof.

(e) No event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes an Event of Termination or an Incipient Event of Termination.

Section 7. Purchase Agreement and Contribution Agreement in Full Force and Effect as Amended.

(a) All of the provisions of the Purchase Agreement and the Contribution Agreement, each as amended hereby, and all of the provisions of all other documentation required to be delivered with respect thereto shall remain in full force and effect and are ratified and confirmed in all respects.

(b) The respective parties hereto agree to be bound by the terms and conditions of the Purchase Agreement and the Contribution Agreement, as applicable, each as amended hereby, as though such terms and conditions were set forth herein.

(c) This Agreement may not be amended or otherwise modified except as provided in the Purchase Agreement or the Contribution Agreement, as applicable.

(d) This Agreement shall constitute a Transaction Document under both the Purchase Agreement and the Contribution Agreement.

Section 8. Reference in Other Documents; Affirmation of Performance Undertaking Agreement.

(a) On and from the date hereof, references to the Purchase Agreement in any agreement or document (including without limitation the Purchase Agreement) shall be deemed to include a reference to the Purchase Agreement, as amended hereby, whether or not reference is made to this Agreement.

(b) On and from the date hereof, references to the Contribution Agreement in any agreement or document (including without limitation the Contribution Agreement) shall be deemed to include a reference to the Contribution Agreement, as amended hereby, whether or not reference is made to this Agreement.

(c) United Rentals, Inc. hereby consents to this Agreement and hereby affirms and agrees that the Performance Undertaking Agreement is, and shall continue to be, in full force and effect and is hereby ratified and affirmed in all respects. Upon and at all times after the effectiveness of this Agreement, each reference in the Performance Undertaking Agreement to (i) the “Receivables Purchase Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Purchase Agreement as amended by this Agreement, and as hereafter amended or restated and (ii) the “Purchase Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Contribution Agreement as amended by this Agreement, and as hereafter amended or restated.

Section 9. Costs and Expenses.

The Seller agrees to pay on demand all reasonable and documented costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of one firm of primary counsel for the Administrative Agent and the Purchaser Agents, the Purchasers and the Banks.

Section 10. Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11. Headings.

The descriptive headings of the various sections of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 12. Governing Laws.

This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed in accordance with, the laws of the state of New York (without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law, which shall apply hereto).

The remainder of this page is intentionally left blank.

9

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ORIGINATOR:	UNITED RENTALS (NORTH AMERICA), INC.

	By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Senior Vice President and Treasurer

SELLER:	UNITED RENTALS RECEIVABLES LLC II

	By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Vice President and Treasurer

COLLECTION AGENT:	UNITED RENTALS, INC.

	By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Senior Vice President and Treasurer

SOLELY FOR PURPOSES OF

SECTION 8(c):

UNITED RENTALS, INC.

By:	/s/ Irene Moshouris
Name: Irene Moshouris
Title: Senior Vice President and Treasurer

ADMINISTRATIVE AGENT:	THE BANK OF NOVA SCOTIA

	By:	/s/ Peter Gartland
Name: Peter Gartland
Title: Director

PURCHASER:	LIBERTY STREET FUNDING LLC

	By:	/s/ John L. Fridlington
Name: John L. Fridlington
Title: Vice President

PURCHASER AGENT:	THE BANK OF NOVA SCOTIA

	By:	/s/ Peter Gartland
Name: Peter Gartland
Title: Director

BANK:	THE BANK OF NOVA SCOTIA

	By:	/s/ Peter Gartland
Name: Peter Gartland
Title: Director

PURCHASER AGENT:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Eric Bruno
Name: Eric Bruno
Title: Senior Vice President

BANK:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Eric Bruno
Name: Eric Bruno
Title: Senior Vice President

PURCHASER:	GOTHAM FUNDING CORPORATION

	By:	/s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

PURCHASER AGENT:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

	By:	/s/ Van Dusenbury
Name: Van Dusenbury
Title: Managing Director

BANK:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

	By:	/s/ Lawrence Elkins
Name: Lawrence Elkins
Title: Vice President

PURCHASER AGENT:	SUNTRUST BANK

	By:	/s/ Jason Meyer
Name: Jason Meyer
Title: First Vice President

BANK:	SUNTRUST BANK

	By:	/s/ Jason Meyer
Name: Jason Meyer
Title: First Vice President

PURCHASER AGENT:	BANK OF MONTREAL

	By:	/s/ Karen Louie
Name: Karen Louie
Title: Director

BANK:	BANK OF MONTREAL

	By:	/s/ Karen Louie
Name: Karen Louie
Title: Director

ANNEX A

CHANGED PAGES TO PURCHASE AGREEMENT

CONFORMED COPY INCORPORATING

AMENDMENT NO. ~~3~~4 EFFECTIVE AS OF SEPTEMBER ~~18, 2014~~1, 2015

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of September 24, 2012

Among

UNITED RENTALS RECEIVABLES LLC II,

as Seller,

UNITED RENTALS, INC.,

as Collection Agent,

LIBERTY STREET FUNDING LLC,

as a Purchaser,

GOTHAM FUNDING CORPORATION,

as a Purchaser,

THE BANK OF NOVA SCOTIA,

as Purchaser Agent for Liberty, as Administrative Agent and as a Bank,

PNC BANK, NATIONAL ASSOCIATION,

as Purchaser Agent for itself and as a Bank,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as Purchaser Agent for Gotham and as a Bank,

SUNTRUST BANK,

as ~~a~~ Purchaser Agent for itself and as a Bank,

BANK OF MONTREAL,

as Purchaser Agent and as a Bank

Table of Contents

		Page

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 1.01.	Purchase Facility.	2
SECTION 1.02.	Making Purchases.	2
SECTION 1.03.	Receivable Interest Computation.	7
SECTION 1.04.	Settlement Procedures.	7
SECTION 1.05.	Fees.	11
SECTION 1.06.	Payments and Computations, Etc.	12
SECTION 1.07.	Dividing or Combining Receivable Interests.	12
SECTION 1.08.	Increased Costs and Requirements of Law.	13
SECTION 1.09.	Intended Characterization; Security Interest.	15
SECTION 1.10.	[Reserved]	16
SECTION 1.11.	Sharing of Payments.	16
SECTION 1.12.	Repurchase Option.	16
SECTION 1.13.	Extension; Additional Purchasers; Increased Commitments.	17
SECTION 1.14.	Defaulting Banks; Delaying Banks	17

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF TERMINATION

SECTION 2.01.	Representations and Warranties; Covenants.	19
SECTION 2.02.	Events of Termination.	19

ARTICLE III

INDEMNIFICATION

SECTION 3.01.	Indemnities by the Seller.	20

ARTICLE IV

ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

SECTION 4.01.	Designation of Collection Agent.	22
SECTION 4.02.	Duties of Collection Agent.	22
SECTION 4.03.	Certain Rights of the Administrative Agent.	23
SECTION 4.04.	Rights and Remedies.	25
SECTION 4.05.	Further Actions Evidencing Purchases.	~~24~~25
SECTION 4.06.	Covenants of the Collection Agent and the Seller.	~~25~~26
SECTION 4.07.	Indemnities by the Collection Agent.	27
SECTION 4.08.	Representations and Warranties of the Collection Agent.	28

i

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.01.	Authorization and Action.	29
SECTION 5.02.	Administrative Agent’s Reliance, Etc.	29
SECTION 5.03.	Indemnification of Administrative Agent.	30
SECTION 5.04.	Scotia Capital and Affiliates.	31
SECTION 5.05.	Bank’s Purchase Decision.	~~30~~31
SECTION 5.06.	[Reserved]	~~30~~31
SECTION 5.07.	Notice of Event of Termination.	31

ARTICLE VI

THE PURCHASER AGENTS

SECTION 6.01.	Authorization.	32
SECTION 6.02.	Reliance by Purchaser Agent.	33
SECTION 6.03.	Agent and Affiliates.	33
SECTION 6.04.	Notices.	33
SECTION 6.05.	Bank’s Purchase Decision.	~~33~~34

ARTICLE VII

MISCELLANEOUS

SECTION 7.01.	Amendments, Etc.	~~33~~34
SECTION 7.02.	Notices, Etc.	35
SECTION 7.03.	Assignability.	~~37~~38
SECTION 7.04.	Costs, Expenses and Taxes.	~~37~~39
SECTION 7.05.	No Proceedings.	~~40~~42
SECTION 7.06.	Confidentiality.	~~41~~42
SECTION 7.07.	Governing Law.	~~41~~42
SECTION 7.08.	SUBMISSION TO JURISDICTION.	~~41~~43
SECTION 7.09.	WAIVER OF JURY TRIAL.	~~42~~43
SECTION 7.10.	Execution in Counterparts.	~~42~~43
SECTION 7.11.	Survival of Termination.	~~42~~44
SECTION 7.12.	Severability.	~~42~~44
SECTION 7.13.	Excess Funds.	~~42~~44
SECTION 7.14.	No Recourse.	~~42~~44
SECTION 7.15.	Amendment and Restatement; Acknowledgement.	~~43~~45

ii

THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of September 24, 2012

UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Seller”), UNITED RENTALS, INC., a Delaware corporation (the “Collection Agent”), LIBERTY STREET FUNDING LLC (“Liberty”), a Delaware limited liability company, and GOTHAM FUNDING CORPORATION (“Gotham”), a Delaware corporation (each of Liberty and Gotham, a “Purchaser”, and together the “Purchasers”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as a Bank, as administrative agent (the “Administrative Agent”) for the Investors and the Banks (as defined herein) and as purchaser agent for Liberty (the “Liberty Purchaser Agent”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Bank and as purchaser agent for itself (the “PNC Purchaser Agent”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH (“BTMU”), as a Bank and as purchaser agent for Gotham (the “Gotham Purchaser Agent”), ~~and~~ SUNTRUST BANK (“ST”), as a Bank and as purchaser agent for itself (the “ST Purchaser Agent”), and BANK OF MONTREAL (“BMO”), as a Bank and as purchaser agent for BMO and the other Investors related to BMO (the “BMO Purchaser Agent”, and together with the Liberty Purchaser Agent, the PNC Purchaser Agent ~~and~~, the Gotham Purchaser Agent and the ST Purchaser Agent, the “Purchaser Agents”), agree as follows:

PRELIMINARY STATEMENTS

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. Capitalized terms not defined herein are used as defined in the Purchase Agreement or, if not defined in the Purchase Agreement, the Credit Agreement. References in the Exhibits to the “Agreement” refer to this Agreement, as amended, modified or supplemented from time to time. All interest rate and yield determinations referenced herein shall be expressed as a decimal and rounded, if necessary, to the nearest one hundredth of a percentage point in the manner set forth herein (as applicable).

The Seller has acquired, and may continue to acquire, Receivables and Related Security from the Originator, either by purchase or by contribution to the capital of the Seller, in accordance with the terms of the Purchase Agreement. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as “Receivable Interests”) in the Pool Receivables. The Purchasers may, in their sole discretion, purchase such Receivable Interests in the Pool Receivables, and the Banks are prepared to purchase such Receivable Interests in the Pool Receivables, in each case on the terms set forth herein.

Certain parties hereto previously entered into that certain Second Amended and Restated Receivables Purchase Agreement, dated as of September 28, 2011, as amended by that certain Assignment and Acceptance and Amendment Agreement, dated as of December 23, 2011 and as further amended and supplemented as of February 2, 2012, May 18, 2012 and September 24, 2012 (the “Existing Agreement”).

a previous purchase), being referred to herein as the initial “Capital” of each Receivable Interest in the Pool Receivables then being purchased), (ii) the date of such purchase (which shall be a Business Day) and (iii) unless the purchase will be funded with Pooled Commercial Paper and except with respect to any purchase being made by ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), the desired duration of the initial Fixed Period for each such Receivable Interest in the Pool Receivables. Each Purchaser Agent which has a related Purchaser shall promptly thereafter (but in no event later than 11:00 a.m. (New York City time) on the proposed date of purchase) notify the Seller and the Administrative Agent whether such respective Purchaser has determined to make a purchase and, if so, whether all of the terms specified by the Seller are acceptable to such Purchaser and the yield with respect to such purchase and the amount of interest that will be due for the related Settlement Period. If (a) a Purchaser has determined not to make a proposed purchase, or (b) a Purchaser Agent does not have a related Purchaser, the respective Purchaser Agent shall promptly send notice of the proposed purchase to all of the ~~related~~Related Banks of such Purchaser Agent concurrently specifying the date of such purchase, each such Bank’s Percentage multiplied by the aggregate amount of Capital of the Receivable Interests in the Pool Receivables being purchased, and, except with respect to any purchase being made by ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), the Assignee Rate for the Fixed Period for such Receivable Interest in the Pool Receivables and the duration of the Fixed Period for such Receivable Interest in the Pool Receivables. The Seller shall indemnify the Purchasers and the Banks against any loss or expense incurred by the Purchasers and/or the Banks, either directly or indirectly, as a result of any failure by the Seller to complete such transfer, including, without limitation, any loss or expense incurred by the Purchasers and/or the Banks by reason of the liquidation or reemployment of funds acquired by the Purchasers or the Banks (including, without limitation, funds obtained by issuing notes, obtaining deposits as loans from third parties and reemployment of funds) to fund such transfer.

(b) On the date of each such purchase of a Receivable Interest in the Pool Receivables, each Purchaser or the Banks, as the case may be, in each case other than any Delaying Bank with respect to such purchase and such Delaying Bank’s related Purchasers, shall, upon satisfaction of the applicable conditions set forth in Exhibit II hereto, make available to the Seller by wire transfer in U.S. dollars in same day funds, to the account designated by the Seller, no later than 3:00 p.m. (New York City time) an amount equal to each such Purchaser’s or Bank’s ratable share (based on the applicable Bank’s Percentage) of the initial Capital of such Receivable Interest in the Pool Receivables. A Delaying Bank may not object to its funding obligation of Delayed Funds under Section 1.02(e)(vi) on the basis of the failure of the Seller to satisfy the conditions precedent set forth in Exhibit II hereto unless such Delaying Bank has delivered a written notice to the Administrative Agent and the Seller expressing its objections to the proposed purchase on or prior to the Original Date of such purchase applicable to Non-Delaying Banks.

(c) Effective on the date of each purchase pursuant to this Section 1.02 and each reinvestment pursuant to Section 1.04, the Seller hereby sells and assigns to the Administrative Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interests then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect to, and other proceeds of, such Pool Receivable and Related Security.

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Delayed Funds of such Bank for such Delayed Funding Date and (B) an amount such that, following such funding (and without regard to any other Delayed Funding Notices that may have been delivered and Delayed Funding Amounts that may have been funded by Non-Delaying Banks or related Purchasers after such applicable Original Date), the aggregate outstanding Capital of Receivable Interests in the Pool Receivables held by ~~each~~such Bank plus, in the event such Bank has any related Purchasers, such Bank’s ratable share of the outstanding Capital of Receivable Interests in the Pool Receivables held by such related Purchasers is equal to such Bank’s ratable share (based on the applicable Bank’s Percentage) of the aggregate outstanding Capital of Receivable Interests in the Pool Receivables (such lesser amount, the “Delayed Funding Amount”), and such amount shall be distributed to the Administrative Agent for distribution to each Non-Delaying Bank (or its related Purchaser) with respect to the purchase made by such Non-Delaying Bank (or its related Purchaser) pursuant to clause (iv) of this Section 1.02(e) with respect to such Delayed Funds, pro rata based on the relative amounts advanced by such Non-Delaying Bank (or its related Purchaser) pursuant to clause (iv) of this Section 1.02(e) with respect to such Delayed Funds. Upon the funding of its Delayed Funding Amount in accordance with the preceding sentence, and without any further action on the part of such Delaying Bank, the Administrative Agent, any other Bank or Purchaser, such Delaying Bank (or its related Purchaser) will be deemed to have acquired from each Non-Delaying Bank or its related Purchaser, as applicable, and each such Non-Delaying Bank or related Purchaser, as applicable, will be deemed to have sold to such Delaying Bank, without recourse or warranty, its ratable share of Capital such that, following such payments (and without regard to any other Delayed Funding Notices that may have been delivered and Delayed Funding Amounts that may have been funded by Non-Delaying Banks or related Purchasers after such applicable Original Date), the aggregate outstanding Capital of Receivable Interests in the Pool Receivables held by each Bank plus, in the event such Bank has any related Purchasers, such Bank’s ratable share of the outstanding Capital of Receivable Interests in the Pool Receivables held by such related Purchasers is equal to such Bank’s ratable share (based on the applicable Bank’s Percentage) of the aggregate outstanding Capital of Receivable Interests in the Pool Receivables. For the avoidance of doubt, in the event that the Delayed Funding Amount with respect to any funding pursuant to this clause (vi) is less than the amount of the related Delayed Funds, neither the applicable Delaying Bank nor such Bank’s related Purchaser shall have any obligation to fund such difference but shall only be obligated to fund such Delayed Funding Amount.

(vii) The obligation of each Delaying Bank to fund its Delayed Funding Amount on the related Delayed Funding Date is subject to any valid claims of a Delaying Bank under the last sentence of Section 1.02(b) but is otherwise absolute and unconditional and shall not be affected by any circumstance whatsoever, including (A) any setoff, counterclaim, recoupment, defense or other right which such Delaying Bank may have against the Administrative Agent, the other Banks and Purchasers, the Seller, or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Event of Termination or Incipient Event of Termination; (C) the reduction or termination of any Bank Commitments; or (D) any other occurrence, event, or condition, whether or not similar to any of the foregoing (in each case, so long as such payment does not cause the aggregate outstanding Capital of Receivable Interests in the Pool Receivables held by

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any Bank plus, in the event such Bank has any related Purchasers, such Bank’s ratable share of the outstanding Capital of Receivable Interests in the Pool Receivables held by such related Purchasers to exceed its Bank Commitment (as of the Original Date with respect to such funding)). The funding or failure to fund the Delayed Funds will not relieve or otherwise impair the obligation of the Seller to make all payments as provided in this Agreement.

(viii) In the event that a Delaying Bank is prohibited by applicable law from funding its Delayed Funds on a Delayed Funding Date, then such Delaying Bank shall be deemed to have purchased a participation from each Non-Delaying Bank or related Purchaser in its outstanding Capital, as applicable, in an amount that such Delaying Bank would otherwise be required to pay to such Non-Delaying Bank or related Purchaser pursuant to clause (vi) of this Section 1.02(e).

SECTION 1.03.	Receivable Interest Computation.

Each Receivable Interest in the Pool Receivables shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest in the Pool Receivables, such Receivable Interest in the Pool Receivables shall be automatically recomputed (or deemed to be recomputed ~~based upon the information provided in the most recently submitted Monthly Report~~) on each day other than a Liquidation Day~~; provided that, if a more recently submitted Weekly Report or Daily Report reflects a smaller Receivable Interest in the Pool Receivables, the lowest number shall be used~~. Such Receivable Interest shall be 100% from and after the occurrence of a Termination Date until the event causing such Termination Date has been waived or cured. Notwithstanding the foregoing, such Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, all other amounts owed by the Seller and the Collection Agent hereunder to the Investors, the Banks, the Administrative Agent and the Purchaser Agents and each Indemnified Party and each Affected Person are paid in full and the Collection Agent shall have received the accrued Collection Agent Fee thereon.

SECTION 1.04.	Settlement Procedures.

(a) Collection of the Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article IV of this Agreement. The Collection Agent shall direct each Obligor to direct all payments of Collections into Collection Accounts. Subsequently, the Collection Agent shall forthwith cause all such Collections received in the Collection Accounts to be transferred into the Controlled Account within one Business Day; provided that, if the balance in any such Collection Account is less than $50,000, the Collection Agent shall not be obligated to transfer any amounts from such Collection Account as long as the account balance remains less than $50,000 and also as long as the balance is transferred according to a standing order (a “Threshold Basis”). Additionally, with respect to Collection Accounts that have balances less than $50,000 and whose balances are not transferred on a Threshold Basis, the Collection Agent will transfer funds manually from such accounts on a weekly basis. Any Amounts transferred pursuant to this Section 1.04(a) may be in an amount that leaves up to $10,000 remaining in each such Collection Account. The Seller shall provide to the Collection Agent (if other than United Rentals) on a timely basis all information needed for such

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Receivable Interest in the Pool Receivables pursuant to Section 1.04(b)(i), and (iii) with the Administrative Agent for transfer to each Purchaser Agent’s Account ratably according to the amount then owed to each Investor or Bank, Collections held for the Investors or the Banks that relate to such Receivable Interest in the Pool Receivables pursuant to Section 1.04(b)(iii); provided, that, in the event any Bank is a Delaying Bank at the time of transfer of such Collections by the Administrative Agent to each Purchaser Agent’s Account pursuant to this clause (iii), then such amounts shall be transferred by the Administrative Agent, first to the Purchaser Agent’s Account of each Purchaser Agent whose ~~related~~Related Banks are each Non-Delaying Banks ratably according to the amount then owed to each Investor or Bank related to each such Purchaser Agent, until the aggregate outstanding Capital of Receivable Interests in the Pool Receivables held by each Bank plus, in the event such Bank has any related Purchasers, such Bank’s ratable share of the outstanding Capital of Receivable Interests in the Pool Receivables held by such related Purchasers is equal to such Bank’s ratable share (based on the applicable Bank’s Percentage) of the aggregate outstanding Capital of Receivable Interests in the Pool Receivables, and second to each Purchaser Agent’s Account ratably according to the amount then owed to each Investor or Bank and (y) any Liquidation Day that occurs at such time that there is a Delaying Bank, upon the request of the Purchaser Agents whose ~~related~~Related Banks are each Non-Delaying Banks, the Collection Agent shall deposit with the Administrative Agent for transfer to the Purchaser Agent’s Account of each such Purchaser Agent ratably according to the amount then owed to each Investor or Bank related to each such Purchaser Agent, Collections held for the Investors or the Banks that relate to such Receivable Interest in the Pool Receivables pursuant to Section 1.04(b)(iii) in an amount required for application in full under item “first” contained in the proviso at the end of Section 1.04(c)(x)(iii).

(d) Upon receipt of funds deposited into its Purchaser Agent’s Account, the related Purchaser Agent shall distribute them as follows:

(i) if such distribution occurs on a day that is not a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest in the Pool Receivables, pro rata, in payment in full of all accrued and unpaid Yield, all fees and payments due pursuant to each of the Fee Agreements, and second to the Collection Agent in payment in full of all accrued and unpaid Collection Agent Fees; and

(ii) if such distribution occurs on a Liquidation Day, first to the Collection Agent in payment in full of all accrued and unpaid Collection Agent Fees if the Collection Agent is not United Rentals or an Affiliate of United Rentals, second to the Investors or the Banks that hold the relevant Receivable Interest in the Pool Receivables, pro rata, in payment in full of all accrued and unpaid Yield and all fees and payments due pursuant to each of the Fee Agreements, third to such Investors or Banks, pro rata, in reduction to zero of all Capital, fourth to such Investors or Banks or the Administrative Agent or the Purchaser Agents or any Indemnified Party or Affected Person, pro rata, in payment of any other accrued and unpaid amounts owed by the Seller hereunder, and fifth to the Collection Agent, if United Rentals or an Affiliate of United Rentals is the Collection Agent, in payment in full of all accrued and unpaid Collection Agent Fees.

After the Capital and Yield and accrued and unpaid Collection Agent Fees with respect to a Receivable Interest in the Pool Receivables, and any other amounts payable by the

(h) With respect to each Bank that is a Nonrenewing Bank that has not been replaced by another Bank pursuant to Section 1.13 (any such Bank, a “Non-Extending Bank”), the Collection Agent shall implement the procedures set forth in this Section 1.04(h) ~~(a “Partial Liquidation”)~~. On each Business Day prior to such Non-Extending Bank’s Bank Commitment being reduced to zero (provided that no Event of Termination has occurred and is continuing), the Collection Agent shall apply funds out of the Collections represented by the Receivable Interest received and not previously applied in the following manner:

(i) set aside and hold in trust in the Collection Account, for the benefit of the Non-Extending Banks and their related Purchasers, if any, an amount equal to all Yield and fee(s) and other payments owed under the Fee Agreements (based on the Receivable Interest at such time), in each case accrued through such day and not so previously set aside or paid. The Collection Agent shall thereafter pay to each applicable Purchaser Agent (ratably according to accrued Yield and fees and other payments owed under the Fee Agreements) on the last day of each Settlement Period for the Non-Extending Banks the amount of such accrued and unpaid fees and other payments owed under the Fee Agreements and Yield;

(ii) pay to each applicable Purchaser Agent for the account of each Non-Extending Bank, if any, related to such Purchaser Agent (ratably based on the Bank Commitment of the Non-Extending Bank at such time), and, in the event such Non-Extending Bank has any related Purchasers, for the account of such related Purchasers solely to the extent necessary to reduce any such Purchaser’s pro rata portion of the Purchase Limit to an amount that is equal to or lesser than the amount of any available Bank Commitment of any remaining Banks related to any such Purchaser at such time, from such Collections remaining after application pursuant to clause (i) above, the amount of such Bank Commitment of the Non-Extending Bank; provided that, solely for purposes of determining such Non-Extending Bank’s ratable share of such Collections, such Bank Commitment shall be deemed to remain constant from the date such Bank becomes a Non-Extending Bank until the date such Bank Commitment of the Non-Extending Bank has been paid in full; it being understood that if such day is also a Termination Date or a day on which an Event of Termination has occurred, the Bank Commitment of the Non-Extending Bank shall be recalculated at such time (taking into account amounts received by or on behalf of such Bank in respect of its Capital pursuant to this clause (ii)), and thereafter Collections shall be set aside for payment to all Investors (ratably according to the Bank Commitment of such Non-Extending Bank) pursuant to paragraph (d) above; and

(iii) reinvest the balance of such Collections in respect of Capital to the acquisition of additional undivided percentage interests pursuant to Section 1.02 hereof.

(i) Within one Business Day after the end of each Fixed Period, each Purchaser Agent shall furnish the Seller with an invoice setting forth the amount of the accrued and unpaid Yield and fees for such Fixed Period with respect to the Receivable Interests held by such Purchaser Agent’s related Investors.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS OF TERMINATION

SECTION 2.01.	Representations and Warranties; Covenants.

The Seller hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, set forth in Exhibits III and IV, respectively, hereto.

SECTION 2.02.	Events of Termination.

If any of the Events of Termination set forth in Exhibit V hereto shall occur and be continuing, the Required Purchaser Agents (or, in the case of Events of Termination described in paragraphs (b), (f) and (i) of Exhibit V, the Administrative Agent or the Required Purchaser Agents) may, by notice to the Seller, take either or both of the following actions: (x) declare the Facility Termination Date and the Commitment Termination Date to have occurred (in which case the Facility Termination Date and the Commitment Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent, designate another Person to succeed the then current Collection Agent as the Collection Agent; provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of Exhibit V, the Facility Termination Date and the Commitment Termination Date shall occur; provided, further, that if an Event of Termination described in paragraph (n) of Exhibit V shall occur (or if the Seller or any Purchaser Agent believes that any such Event of Termination is reasonably likely to occur) and the Seller cannot otherwise remedy the circumstance which gives rise to the Event of Termination in a manner reasonably satisfactory to the Seller, the Administrative Agent and the Purchaser Agents, then the Administrative Agent and the Purchaser Agents may, in their sole and absolute discretion, negotiate in good faith to restructure the terms of the transactions contemplated by this Agreement in such a manner as may be required so that, in the reasonable determination of the Seller, the Administrative Agent and each of the Purchaser Agents, the transactions contemplated by this Agreement, as restructured, would not result in an Event of Termination described in paragraph (n) of Exhibit V. Upon any such declaration or designation or upon any such automatic termination, the Investors, the Banks, the Administrative Agent and each Purchaser Agent shall have (a) the rights of the Seller as “Buyer” under the Purchase Agreement and (b) in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the UCC of the appropriate jurisdiction or jurisdictions and under other applicable law, which rights and remedies shall be cumulative. Any Event of Termination may be waived in writing by the Required Purchaser Agents other than (i) the Events of Termination described in paragraphs (b), (f) and (i) of Exhibit V, which shall require the waiver in writing of the Required Purchaser Agents and the Administrative Agent and (ii) the Event of Termination described in paragraph (g) of Exhibit V, which cannot be waived.

ARTICLE III

INDEMNIFICATION

SECTION 3.01.	Indemnities by the Seller.

Without limiting any other rights that the Administrative Agent, the Purchaser Agents, the Investors, the Banks or any entity that provides liquidity or credit enhancement or any of their respective Affiliates or any of their respective employees, officers, directors, agents or counsel (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable and documented attorneys’ fees of one firm of primary counsel for the Indemnified Parties; provided, that in the event a Purchaser Agent and ~~the related~~its Related Bank(s) notifies the Seller that it reasonably believes a conflict may arise between the positions of the Indemnified Parties in connection with any such claims, damages, costs, expenses, losses or liabilities, reasonable and documented attorneys’ fees for separate counsel for such Purchaser Agent shall be included) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse for uncollectible Receivables or (c) any Excluded Taxes. Without limiting or being limited by the foregoing (but subject to the aforementioned exclusions), the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the creation of an undivided percentage ownership or security interest in any Receivable that purports to be part of the Net Receivables Pool Balance but that is not at the date of the creation of such interest an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) pursuant to this Agreement and the other Transaction Documents that shall have been incorrect when made or deemed made;

(iii) the failure by the Seller or the Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in the Administrative Agent on behalf of the Investors and the Banks (a) a first priority perfected undivided percentage ownership or security interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof or (b) a first priority perfected security interest as provided in Section 1.09, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time, in each case to the extent required hereunder;

(vi) without double counting for any Dilution for which a deemed Collection has been received under Section 1.04(e)(i) of this Agreement, any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or any other credit related loss) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (to the extent such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

(vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof (including any failure to comply with the covenants contained in Exhibit IV) or of any of the Transaction Documents to which it is a party, or under any Contract;

(viii) any products liability or other claim, investigation or proceeding (including any claim for unpaid sales, excise or other taxes) arising out of or in connection with the goods or services or merchandise or insurance that are the subject of any Contract;

(ix) the commingling by the Seller or any of its Affiliates (United Rentals, as Collection Agent or otherwise) of Collections of Pool Receivables at any time with other funds (including, without limitation, any funds received with respect to any Excluded Receivable) or the failure of Collections to be deposited into the Controlled Account;

(x) any investigation, litigation or proceeding related to this Agreement or the ownership of Receivable Interests or in respect of any Receivable or Related Security;

(xi) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Collection Agent hereunder; ~~or~~

(xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable~~.~~; or

(xiii) the inclusion as a Pool Receivable in any Periodic Report or other written statement made by or on behalf of the Seller of any receivable which is an Excluded Receivable as of the date of such Periodic Report or other statement.

ARTICLE IV

ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

SECTION 4.01.	Designation of Collection Agent.

The servicing, administration and collection of the Pool Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. Until the Administrative Agent, with the consent of each Purchaser Agent, gives prior notice to the Seller of the designation of a new Collection Agent in accordance with the terms ~~hereof~~of the next sentence, United Rentals is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Administrative Agent, with the consent of each Purchaser Agent, at any time after the occurrence of an Event of Termination that has not been waived in accordance with Section 2.02 may designate as Collection Agent any Person (including itself) to succeed United Rentals or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may (a) with the prior consent of the Administrative Agent and each Purchaser Agent, subcontract with any other Person for the servicing, administration or collection of the Pool Receivables, or (b) without the prior consent of the Administrative Agent and each Purchaser Agent, but with 30 days written notice to the Administrative Agent and each Purchaser Agent, subcontract with an Affiliate of the Collection Agent for the servicing, administration or collection of the Pool Receivables. Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof. Any termination of the Collection Agent shall also terminate such subcontract.

SECTION 4.02.	Duties of Collection Agent.

(a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller, the Administrative Agent and the Purchaser Agents hereby appoint the Collection Agent, from time to time designated pursuant to Section 4.01, as agent for themselves and for the Investors and the Banks to enforce their respective rights and interests in the Pool Receivables and the Related Security. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller, the Administrative Agent, each Purchaser Agent, the Investors and the Banks.

(b) The Collection Agent shall administer the Collections in accordance with the procedures described in Section 1.04 and shall perform the other obligations of the “Collection Agent” set forth in this Agreement.

(c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, United Rentals, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance or otherwise modify the payment terms of any Receivable as it deems appropriate to maximize Collections thereof; provided that such modification shall not (i) alter the status of the Pool Receivable as a Delinquent Receivable or Defaulted Receivable, or (ii) limit the rights of the Administrative Agent, Purchaser Agents, Banks or Investors.

(d) The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

(e) The Collection Agent shall, as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(f) The Collection Agent shall, from time to time at the request of the Administrative Agent or any Purchaser Agent, furnish to the Administrative Agent or such Purchaser Agent (promptly after any such request) a calculation of the amounts set aside for the Investors and the Banks pursuant to Section 1.04(b).

(g) On or before the twelfth Business Day of each month, the Collection Agent shall prepare and forward to the Administrative Agent and each Purchaser Agent a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month. On or before the first Business Day of each week, the Collection Agent shall prepare and forward to the Administrative Agent and each Purchaser Agent a Weekly Report as of the last Business Day of the previous week; provided that no Weekly Report is due if Capital is equal to zero; provided further that a Weekly Report shall be provided to the Administrative Agent before Capital can be increased from zero. During the continuation of any Daily Report Trigger Event, within five (5) Business Days following a request by the Administrative Agent or the Required Purchaser Agents, the Collection Agent shall prepare and forward to the Administrative Agent and each Purchaser Agent on each Business Day a Daily Report as of the Business Day immediately preceding ~~the~~such date of ~~such request~~delivery; provided that no Daily Report is due if Capital is equal to zero; provided further that a Daily Report shall be provided to the Administrative Agent and each Purchaser Agent before Capital can be increased from zero during the continuation of a Daily Report Trigger Event.

SECTION 4.03.	Certain Rights of the Administrative Agent.

(a) The Administrative Agent is authorized at any time after the occurrence of an Event of Termination that has not been waived in accordance with Section 2.02 to deliver to the Controlled Account Bank the Notice of Effectiveness provided for in the Controlled Account Agreement. The Seller hereby transfers to the Administrative Agent the exclusive control of the Controlled Account to which the Obligors of Pool Receivables shall make payments, subject only to the Administrative Agent’s delivery of such Notice of Effectiveness. The Seller shall take any actions reasonably requested by the Administrative Agent to effect such transfer of

SECTION 4.04.	Rights and Remedies.

(a) If the Collection Agent fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses incurred in connection therewith shall be payable by the Seller (if the Collection Agent that fails to so perform is United Rentals or any of its Affiliates).

(b) The Seller and the Originator shall perform their respective obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Administrative Agent on behalf of the Purchaser Agents, the Investors and the Banks of their rights under this Agreement shall not release the Collection Agent, the Originator or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Administrative Agent, the Purchaser Agents, the Investors nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller or the Originator thereunder.

(c) In the event of any conflict between the provisions of this Article IV and Article VI of the Purchase Agreement, the provisions of this Agreement shall control.

SECTION 4.05.	Further Actions Evidencing Purchases.

(a) The Seller will, and will require that the Originator will, from time to time, at its own expense, promptly execute and deliver all further instruments and documents and take all further actions that may be reasonably necessary or desirable, or that the Administrative Agent or any Purchaser Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests in the Pool Receivables purchased hereunder, or to enable the Investors, the Banks or the Administrative Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, the Seller or the Originator will, upon the request of the Administrative Agent or any Purchaser Agent:

(i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Administrative Agent or any Purchaser Agent may reasonably request, to perfect, protect or evidence such Receivable Interests in the Pool Receivables; and

(ii) mark conspicuously (which marking may be done electronically) each invoice evidencing each Pool Receivable with a legend, acceptable to the Administrative Agent and the Purchaser Agents, evidencing that Receivable Interests therein have been sold;

provided that nothing in this Section 4.05(a) shall require the Seller to take any action with respect to the Identifiable Combined Assets or the Equipment Sale Receivables.

(b) The Seller authorizes the Administrative Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool

(b) Change in Credit and Collection Policy. The Collection Agent will not make any change in the character of its business or Credit and Collection Policy or any Contract that would impair the collectibility of any Pool Receivable or the enforceability of any related Contract or the ability of United Rentals (if it is acting as Collection Agent) to perform its obligations under this Agreement.

(c) Payment of Sales Taxes. The Collection Agent will, and will require in its agreement with the Originator that the Originator will, pay all sales, excise or other taxes with respect to the Receivables to the applicable taxing authority when due, and will, upon the request of the Administrative Agent or any Purchaser Agent, provide the Administrative Agent or such Purchaser Agent with evidence of such payment.

(d) Termination of Credit Agreement. The Collection Agent shall notify the Administrative Agent and each Purchaser Agent of the termination of the Credit Agreement by the lenders thereunder as soon as reasonably practicable, but in any event within one (1) Business Day of the earlier of receipt by the Collection Agent or the Originator of notice of such termination and the effectiveness of such termination.

(e) Compliance with Laws, Etc.

(i) The Collection Agent shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders except to the extent that the failure so to comply with such laws, rules and regulations would not materially adversely affect the collectibility of the Receivables Pool, taken as a whole, or the ability of the Collection Agent to perform its obligations under the Transaction Documents.

(ii) The Collection Agent will not, directly or indirectly, use any Collections, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in any manner that would result in a violation of Sanctions Laws by any Person (including any Investor).

SECTION 4.07.	Indemnities by the Collection Agent.

Without limiting any other rights that the Administrative Agent, each Purchaser Agent, any Investor, any Bank or any of their respective Affiliates or agents (each, a “Special Indemnified Party”) may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, damages, costs, expenses, losses and liabilities (including reasonable and documented attorneys’ fees for a single firm of primary counsel; provided, that in the event a Purchaser Agent and ~~the related~~its Related Bank(s) notifies the Seller that it reasonably believes a conflict may arise between the positions of the Special Indemnified Parties in connection with any such claims, damages, costs, expenses, losses or liabilities, reasonable and documented attorneys’ fees for separate counsel for such Purchaser Agent shall be included) (all of the foregoing being collectively referred to as “Special Indemnified Amounts”) arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent resulting from gross negligence or affecting the Collection Agent or its property, the violation of which could reasonably be expected to have Material Adverse Effect on the collectibility of any Pool Receivable or on the performance of the Collection Agent hereunder. This agreement has been duly executed and delivered by the Collection Agent.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder other than those already obtained by the Collection Agent.

(d) This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) If the Collection Agent is United Rentals or one of its Affiliates, each ~~Monthly Report, Weekly Report, Daily~~Periodic Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of United Rentals to the Administrative Agent, the Purchaser Agents, the Investors or the Banks in connection with this Agreement is correct in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent, the Purchaser Agents, the Investors or the Banks, as the case may be, at such time promptly upon discovery of any clerical error or omission within the same calendar month) as of the date so furnished, and, as of such date, no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f) All sales, excise or other taxes with respect to the goods, insurance or services that are the subject of any Contract for a Receivable have been paid when due.

(g) The Collection Agent and each Subsidiary of the Collection Agent is not, nor, to the best of the Collection Agent’s knowledge, are any of them owned or controlled by Persons that are: (i) the target of any sanctions under any Sanctions Laws, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of sanctions administered or enforced by the government of the United States or Canada under any Sanctions Law.

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.01.	Authorization and Action.

Each Investor and each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such other transactions related hereto or any action taken or omitted by the Administrative Agent under this Agreement or the other transaction related hereto, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 5.04.	Scotia Capital and Affiliates.

With respect to any Receivable Interest or interest therein owned by it, Scotia Capital shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not Administrative Agent. Scotia Capital and any of its Affiliates may generally engage in any kind of business with the Seller, the Collection Agent, the Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent, the Originator or any Obligor or any of their respective Affiliates, all as if Scotia Capital were not the Administrative Agent and without any duty to account therefor to the Investors or the Banks.

SECTION 5.05.	Bank’s Purchase Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any of its Affiliates or any other Bank and based on such documents and information as they have deemed appropriate, made their own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any of their Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 5.06.	[Reserved]

SECTION 5.07.	Notice of Event of Termination.

Neither any Purchaser Agent nor the Administrative Agent shall be deemed to have knowledge or notice of the occurrence of an Event of Termination or Incipient Event of Termination unless such Person has received notice from another Purchaser Agent, a Purchaser, the Seller or the Collection Agent referring to this Agreement, stating that an Event of Termination or Incipient Event of Termination has occurred hereunder and describing such Event of Termination or Incipient Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers, if any, and its ~~related~~Related Banks. In the event that any Purchaser Agent receives such a notice, it shall promptly give notice thereof to the Administrative Agent and the other Purchaser Agents whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers, if any, and its ~~related~~Related Banks. Subject to the waiver provisions set forth in Section 2.02, the Administrative Agent shall take such action concerning an Event of Termination as may be directed by the Purchaser Agents (unless such action otherwise requires the consent of all Purchasers or Banks), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers, Banks and Purchaser Agents.

ARTICLE VI

THE PURCHASER AGENTS

SECTION 6.01.	Authorization.

(a) Liberty, Scotia Capital, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that Scotia Capital shall act as its Purchaser Agent, has appointed Scotia Capital as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(b) PNC, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that PNC shall act as its Purchaser Agent, has appointed PNC as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(c) Gotham, BTMU, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that BTMU shall act as its Purchaser Agent, has appointed BTMU as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(d) ST and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that ST shall act as its Purchaser Agent, has appointed ST as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

(e) BMO, any Purchaser for which the BMO Purchaser Agent acts as Purchaser Agent, and each Bank or other Person that has entered into an Assignment and Acceptance and has agreed in such Assignment and Acceptance that BMO (or an Affiliate successor thereof) shall act as its Purchaser Agent, has appointed BMO (or such Affiliate successor) as its Purchaser Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement of this Agreement), a Purchaser Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the majority of its ~~related~~Related Banks, and such instructions shall be binding upon all of its related Investors and Banks; provided, however, that such Purchaser Agent shall not be required to take any action which exposes such Purchaser Agent to personal liability or which is contrary to this Agreement or applicable law.

SECTION 6.02.	Reliance by Purchaser Agent.

No Purchaser Agent or any of its respective directors, officers, agents, representatives, employees, attorneys-in-fact or Affiliates shall be liable for any action taken or omitted to be taken by it or them (in their capacity as or on behalf of such Purchaser Agent) under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, a Purchaser Agent:

(a) may consult with legal counsel, independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b) makes no warranty or representation to the Administrative Agent, any other Purchaser Agent, any Investor or Bank (whether written or oral) and shall not be responsible to the Administrative Agent, any other Purchaser Agent, any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Seller, the Originator, the Banks or the Collection Agent or to inspect the property (including the books and records) of the Seller, the Originator, the Banks or the Collection Agent;

(d) shall not be responsible to the Administrative Agent, any other Purchaser Agent, any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 6.03.	Agent and Affiliates.

With respect to any Receivable Interest or interest therein owned by a Purchaser Agent, such Purchaser Agent shall have the same rights and powers under this Agreement as would any Bank and may exercise the same as though it were not a Purchaser Agent. A Purchaser Agent and its respective Affiliates may generally engage in any kind of business with the Seller, the Collection Agent, the Banks, the Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent, the Banks, the Originator or any Obligor or any of their respective Affiliates,

SECTION 7.02.	Notices, Etc.

All notices, demands, consents, requests, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission), shall be personally delivered, express couriered, electronically transmitted (in which case receipt shall be confirmed by telephone or return electronic transmission) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address specified below for the listed parties or at such other address as shall be specified in a written notice furnished to the other parties hereunder.

If to the Seller:

UNITED RENTALS RECEIVABLES LLC II

100 First Stamford Place

Suite 700

Stamford, CT 06902

Attention: Treasurer or Assistant Treasurer

Tel. No.: (203) 618-7202

Facsimile No.: (203) 622-8794

If to the Collection Agent:

UNITED RENTALS, INC.

100 First Stamford Place

Suite 700

Stamford, CT 06902

Attention: Treasurer or Assistant Treasurer

Tel. No.: (203) 618-7202

Facsimile No.: (203) 622-8794

If to the Liberty Purchaser Agent or the Administrative Agent:

THE BANK OF NOVA SCOTIA

~~1 Liberty Plaza, 26th~~250 Vesey Street, 23rd Floor

New York, NY ~~10006~~10281

Attention: ~~Luke Evans/~~ Peter Gartland

Tel. No.: ~~(778) 327-6977/~~(212) 225-5115

Facsimile No.: (212) 225-5274

If to the PNC Purchaser Agent:

PNC BANK, NATIONAL ASSOCIATION

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: PNC Conduit Group

Facsimile No.: (412) 762-9184

If to the Gotham Purchaser Agent:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

34 Exchange Place, Plaza III 5th Floor

Jersey City, NJ 07311

Attention: John Donoghue

Facsimile No.: (201) 369-2149

Email: securitization_reporting@us.mufg.jp

With a copy to:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

1251 Avenue of the Americas

New York, NY 10020

Attention: The Securitization Group

Facsimile No.: (212) 782-6448

Emails: securitization_reporting@us.mufg.jp

 vdusenbury@us.mufg.jp

If to the ST Purchaser Agent:

SUNTRUST BANK

3333 Peachtree Road, NE

10th Floor East

Atlanta, Georgia 30326

Attention: Jason Meyer

Tel. No.: (404) 926-5505

Facsimile No.: (404) 926-5100

If to the BMO Purchaser Agent:

BANK OF MONTREAL

115 S. LaSalle Street

25th Floor West

Chicago, Illinois 60603

Attention: Karen Louie

Tel. No.: (312) 293-4410

Facsimile No.: (312) 293-4948

Emails: karen.louie@bmo.com

            fundingdesk@bmo.com

            specialized.deals@bmo.com

            Lpg.securitization@bmo.com

If to a Purchaser:

LIBERTY STREET FUNDING LLC

Global Securitization

445 Broad Hollow Rd.

Melville, NY 11747

Tel. No.: (631) 587-4700

Facsimile No.: (212) 302-8767

GOTHAM FUNDING CORPORATION

c/o Global Securitization Services, LLC

114 West 47th Street, Suite 2310

New York, NY 10036

Tel. No.: (212) 295-2777

Facsimile No.: (212) 302-8767

Attention: Frank B. Bilotta

If to the Banks:

THE BANK OF NOVA SCOTIA

~~1 Liberty Plaza, 26th~~250 Vesey Street, 23rd Floor

New York, NY ~~10006~~10281

Attention: ~~Luke Evans/~~ Peter Gartland

Tel. No.: ~~(778) 327-6977/~~(212) 225-5115

Facsimile No.: (212) 225-5274

PNC BANK, NATIONAL ASSOCIATION

Three PNC Plaza

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: William Falcon and Tony Stahley

Tel. No.: (412) 762-5442 and (412) 768-2266

Facsimile No.: (412) 762-9184

Emails: ralph.stahley@pnc.com

 pncconduitgroup@pnc.com

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

1251 Avenue of the Americas

New York, NY 10020

Attention: Nicolas Mounier / Van Dusenbury / Ayaka Ishikawa

Tel. No.: (212) 782-5980 / (212) 782-6964 / (212) 782-6986

Facsimile No.: (212) 782-6448

Emails: securitization_reporting@us.mufg.jp

 vdusenbury@us.mufg.jp

SUNTRUST BANK

3333 Peachtree Road, NE

10th Floor East

Atlanta, Georgia 30326

Attention: Jason Meyer

Tel. No.: (404) 926-5505

Facsimile No.: (404) 926-5100

BANK OF MONTREAL

115 S. LaSalle Street

25th Floor West

Chicago, Illinois 60603

Attention: Karen Louie

Tel. No.: (312) 293-4410

Facsimile No.: (312) 293-4948

Emails: karen.louie@bmo.com

              Lpg.securitization@bmo.com

SECTION 7.03.	Assignability.

(a) This Agreement and the Investors’ rights and obligations herein (including ownership of each Receivable Interest in the Pool Receivables) shall be assignable by participation or otherwise in whole or in part by the Investors and their successors and assigns with the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed; provided, however, that the Seller’s consent shall not be required for any assignment or participation from an Investor pursuant to the terms of its applicable liquidity agreement. Each assignor of a Receivable Interest in the Pool Receivables or any interest therein shall notify the applicable Purchaser Agent, the Administrative Agent and the Seller of any such assignment. Each assignor of a Receivable Interest in the Pool Receivables may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Seller or the Receivables that was furnished to such assignor by or on behalf of the Seller or by the Administrative Agent and the related Purchaser Agent; provided that prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Seller received by it from any of the foregoing entities on terms substantially similar to those set forth in Section 7.06.

(b) Each Bank may assign, with the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests in the Pool Receivables or interests therein owned by it). The parties to each such assignment shall execute and deliver to the Administrative Agent and the related Purchaser Agent for each such party an Assignment and Acceptance. In addition, each Bank or any of its respective Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller, the Administrative Agent or the Purchaser Agent.

(c) Subject to the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, this Agreement and the rights and obligations of each Purchaser Agent and the Administrative Agent herein shall be assignable by each Purchaser Agent and the Administrative Agent and its successors and assigns.

(d) Neither the Seller nor the Collection Agent may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Purchaser Agent, which consent shall not be unreasonably withheld or delayed.

(e) Without limiting any other rights that may be available under applicable law, the rights of the Investors may be enforced through them or by their agents.

SECTION 7.04.	Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under Section 3.01 hereof, the Seller agrees to pay on demand all reasonable and documented costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Pool Receivables) of this Agreement, any asset purchase agreement or similar agreement relating to the sale or transfer of interests in Receivable Interests in the Pool Receivables and the other documents and agreements to be delivered hereunder and thereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of one firm of primary counsel for the Administrative Agent and the Purchaser Agents, the Purchasers, Scotia Capital, PNC, BTMU ~~and~~, ST and BMO and their respective Affiliates and agents with respect thereto and with respect to advising the Administrative Agent and the Purchaser Agents, the Purchasers, Scotia Capital, PNC, BTMU ~~and~~, ST and BMO and their respective Affiliates and agents as to their rights and remedies under this Agreement, the fees of the Rating Agencies associated with reviewing the Transaction Documents and providing the rating confirmations of each Purchaser’s Commercial Paper required in connection with the execution of this Agreement, and all costs and expenses, if any (including reasonable and documented attorneys’ fees and expenses of one firm of primary counsel), of the Administrative Agent and the Purchaser Agents, the Investors, the Banks and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

additional amounts pursuant to Section 7.04(d), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Seller under Section 7.04(d) or Section 3.01 hereunder with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Refund Recipient and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Seller, upon the request of such Refund Recipient, shall repay to such Refund Recipient the amount paid over to the Seller by such Refund Recipient pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Refund Recipient is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Refund Recipient be required to pay any amount to the Seller pursuant to this paragraph (g) the payment of which would place such Refund Recipient in a less favorable net after-Tax position than such Refund Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Refund Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

SECTION 7.05.	No Proceedings.

Each of the Seller, the Administrative Agent, the Purchaser Agents, the Collection Agent, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity that enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against, or join any other Person in instituting against, a Purchaser any proceeding of the type referred to in paragraph (g) of Exhibit V for one year and one day after the latest maturing commercial paper note issued by such Purchaser is paid in full.

SECTION 7.06.	Confidentiality.

Each of the parties agrees to maintain the confidentiality of this Agreement and other Transaction Documents (and all drafts thereof); provided that this Agreement may be disclosed to (a) each of the party’s officers, directors, employees, outside auditors, legal counsel and Affiliates who agree to hold such information confidential and then only in connection with the proposed transaction, (b) third parties who agree in writing to hold such information confidential, (c) any other commercial paper conduit administered by Scotia Capital ~~or~~, BTMU or BMO (or an Affiliate thereof), (d) any current or prospective participant in the commercial paper issuance program of the Purchasers or any other commercial paper conduit administered by Scotia Capital ~~or~~, BTMU or BMO (or an Affiliate thereof), including but not limited to representatives of Rating Agencies, liquidity providers, commercial paper placement agents and commercial paper dealers; and provided further that this Agreement may be disclosed if required by applicable law, regulations or legal process, including a filing with the Securities and Exchange Commission through the EDGAR electronic filing system in accordance with United Rentals’ continuous disclosure obligations under the Securities Exchange Act of 1934, or the listing or quotation requirements of any exchange or quotation system on which securities of it or its parent or other Affiliates may be listed or quoted. Officers, directors, employees and agents of Scotia Capital, PNC, BTMU ~~and ST~~, ST, BMO or any successor Purchaser Agent shall at all to this Agreement by facsimile or by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.11.	Survival of Termination.

The provisions of Sections 1.08, 3.01, 4.07, 7.04, 7.05, 7.06, 7.13 and 7.14 shall survive any termination of this Agreement.

SECTION 7.12.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.13.	Excess Funds.

A Purchaser shall not be obligated to pay any amount pursuant to this Agreement unless such Purchaser has excess cash flow from operations or has received funds with respect to such obligation that may be used to make such payment and which funds or excess cash flow are not required to repay when due its Commercial Paper or other short-term funding backing its Commercial Paper. Any amount that such Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim, as defined in Section 101(5) of the Federal Bankruptcy Code, against such Purchaser for any insufficiency unless and until such Purchaser does have excess cash flow or excess funds.

SECTION 7.14.	No Recourse.

(a) The obligations of a Purchaser under this Agreement are solely the corporate or limited liability company obligations of such Purchaser.

(b) No recourse shall be had for the payment of any amount owing by Liberty under this Agreement, or for the payment by Liberty of any other obligation or claim of or against Liberty arising out of or based on this Agreement, against Global Securitization Services, LLC, a Delaware limited liability company (“Global”) or against any stockholder, employee, officer, director or incorporator of Liberty. For purposes of this Section, the term “Global” shall mean and include Global and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, that Liberty shall not be considered to be an affiliate of Global for purposes of this Section.

(c) No recourse shall be had for the payment of any amount owing by Gotham under this Agreement, or for the payment by Gotham of any other obligation or claim of or against Gotham arising out of or based on this Agreement, against Global or against any stockholder, employee, officer, director or incorporator of Gotham. For purposes of this Section, the term “Global” shall mean and include Global and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, that Gotham shall not be considered to be an affiliate of Global for purposes of this Section.

(d) No recourse shall be had for the payment of any amount owing by any other Investor that is a commercial paper conduit under this Agreement, or for the payment by such Investor of any other obligation or claim of or against such Investor arising out of or based on this Agreement, against the Person providing independent director, member or manager services to such Investor, or against any stockholder, employee, officer, director or incorporator of such Investor. For purposes of this Section, the Person providing such independent director, member or manager services to such Investor shall include such Person and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, that such Investor shall not be considered to be an affiliate of such Person for purposes of this Section.

SECTION 7.15.	Amendment and Restatement; Acknowledgement.

(a) Each of the parties hereto acknowledges that the amendment and restatement of the Existing Agreement on the terms and conditions set forth herein shall not in any way affect any sales, transfers, assignments or security interest grants effected pursuant to the Existing Agreement or any representations, warranties or covenants made by the Seller or the Collection Agent with respect to such sales, transfers, assignments or security interest grants, any indemnities made by the Seller or by the Collection Agent, or any rights or remedies of the Administrative Agent, the Purchaser Agents, the Banks, the Purchasers or any other Indemnified Party with respect thereto. Each of the parties hereto confirms all sales, transfers, assignments and security interests effected pursuant to the Existing Agreement.

(b) The Seller hereby confirms and agrees that all Capital and all other obligations of the Seller outstanding under the Existing Agreement immediately prior to the amendment and restatement thereof as contemplated hereby shall, unless and until paid, continue to remain outstanding under this Agreement. The Investors hereby acknowledge that, after giving effect to the amendment and restatement of the Existing Agreement on the terms and conditions set forth herein, as a result of the revised Bank Commitments of each Bank, the aggregate outstanding Capital of each Investor as of the date hereof may either exceed or be less than such Investor’s ratable share of the aggregate outstanding Capital of all Investors as of such time (based on the applicable Bank’s Percentage). Accordingly, each Investor which holds aggregate outstanding Capital in excess of such Investor’s ratable share of the aggregate outstanding Capital of all Investors as of such time (based on the applicable Bank’s Percentage) shall transfer a Receivable Interest or Receivable Interests computed on the basis of such excess Capital to an applicable Investor which holds aggregate outstanding Capital less than such Investor’s ratable share of the aggregate outstanding Capital of all Investors as of such time (based on the applicable Bank’s Percentage), in exchange for a cash payment in an amount equal to the aggregate Capital of the Receivable Interests so transferred.

(c) All Yield, fees and any other amounts payable by the Seller to the Investors, the Banks, the Administrative Agent or the Purchaser Agents which have accrued, but have not yet been paid, under the Existing Agreement shall remain outstanding hereunder and shall be payable in accordance with the terms hereof and the Fee Agreements.

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means Scotia Capital, in its capacity as administrative agent for the Purchasers and the Banks, or any successor administrative agent.

“Administrative Agent’s Account” means the special account (account name: United Rentals Receivable, LLC II; account number: 03454-15) of the Administrative Agent maintained at the office of The Bank of Nova Scotia – NY, ABA 026002532.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, but shall not include the liens in favor of the Seller or Administrative Agent.

“Affected Person” has the meaning specified in Section 1.08(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Affiliated Obligor” means any Obligor that is an Affiliate of another Obligor.

“Aged Receivables Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the sum of (i) the Outstanding Balance of Pool Receivables that were 151 to 180 days past their Invoice Date (or, in the case of Extended Term Receivables, that were 211 to 240 days past their Invoice Date ) as of the last day of such month, excluding Pool Receivables that have been written off at any time after the date on which they were 150 days past their Invoice Date (or, in the case of Extended Term Receivables, at any time after the date on which they were 210 days past their Invoice Date ), (ii) (without duplication of any amounts included in clause (i) or (iii)) the Outstanding Balance of Pool Receivables that were less than ~~151~~181 days past their Invoice Date (or, in the case of Extended Term Receivables, that were less than ~~211~~241 days past their Invoice Date ) as of the last day of such month and that, consistent with the Credit and Collection Policy, were written off as uncollectible during such month (excluding write-offs of United Rentals General Account numbered “6661xxx”), and (iii) (without duplication of any amounts included in clause (i) or (ii)) the Outstanding Balance of Pool Receivables that were less than 151 days past their Invoice Date (or, in the case of Extended Term Receivables, that were less than 211 days past their Invoice Date ) as of the last day of such month, as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V, by (b) the aggregate dollar amount of all Pool Receivables created during the month ended five months prior to the most recent month-end.

“Agreement” means this Third Amended and Restated Receivables Purchase Agreement, dated as of September 24, 2012, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means:

(a) For Scotia Capital, Liberty and each other Bank for Liberty, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by Scotia Capital in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that Scotia Capital charges any corporate customer) (the “Scotia Prime Rate”); and

(ii) the Federal Funds Rate plus 0.50% per annum;

(b) For PNC and each other Bank for which PNC acts as Purchaser Agent, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by PNC in Pittsburgh, Pennsylvania, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that PNC charges any corporate customer); and

(ii) the Federal Funds Rate plus 0.50% per annum; ~~and~~

(c) For BTMU, Gotham and each other Bank for Gotham, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by BTMU in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that BTMU charges any corporate customer); and

(ii) the Federal Funds Rate plus 0.50% per annum~~.~~;

(d) For ST and each other Bank for which ST acts as Purchaser Agent, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by ST in Atlanta, Georgia, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that ST charges any corporate customer); and

(ii) the Federal Funds Rate plus 0.50% per annum;

(e) For BMO and each other Investor for which the BMO Purchaser Agent acts as Purchaser Agent, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(i) the rate of interest determined by BMO in Chicago, Illinois, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that BMO charges any corporate customer); and

(ii) the Federal Funds Rate plus 0.50% per annum.

“Assignee Rate” for any Fixed Period for any Receivable Interest in the Pool Receivables means an interest rate per annum equal to the applicable percentage per annum (set forth in the Fee Agreements) above the Eurodollar Rate (Reserve Adjusted) for such Fixed Period; provided, however, that in the case of:

(a) any Fixed Period with respect to which an Investor or Bank shall have notified its Purchaser Agent that:

(i) the introduction of or any change in or in the interpretation of any applicable law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest in the Pool Receivables at the rate set forth above (and such Investor or Bank shall not have subsequently notified its Purchaser Agent that such circumstances no longer exist),

(ii) dollar deposits in the relevant amounts and for the relevant Fixed Period are not available,

(iii) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (Reserve Adjusted) for the relevant Fixed Period, or

(iv) the Eurodollar Rate (Reserve Adjusted) determined pursuant hereto does not accurately reflect the cost to the Investors or the Banks (as conclusively determined by the related Purchaser Agent) of maintaining Receivable Interests during such Fixed Period,

(b) other than with respect to a Fixed Period for ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), any Fixed Period of one to and including 29 days (other than a Fixed Period that corresponds to the month of February or that begins on a day in the month of February and runs to the numerically corresponding day of the following month),

(c) other than with respect to a Fixed Period for ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), any Fixed Period as to which the related Purchaser Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Receivable Interest will not be funded by issuance of commercial paper, or

(d) any Fixed Period for a Receivable Interest the Capital of which allocated to the Investors or Banks is less than $500,000,

the “Assignee Rate” for each such Fixed Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Fixed Period; provided further that after the occurrence and during the continuation of an Event of Termination, the “Assignee Rate” for each Fixed Period shall be an interest rate per annum equal to 2% plus the Alternate Base Rate in effect on the first day of such Fixed Period.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Bank and an Eligible Assignee and approved by the related Purchaser Agent(s) for such Bank and for such Eligible Assignee, pursuant to which such Eligible Assignee may become a party to the Agreement as a Bank or a Purchaser.

“Bank Commitment” of any Bank means, (a) with respect to Scotia Capital, $250,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks; (b) with respect to PNC, $~~150,000,000,~~100,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks, (c) with respect to BTMU, $~~75,000,000,~~100,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks, (d) with respect to ST, $75,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks; ~~or (e~~(e) with respect to BMO, $100,000,000, or such amount as increased or reduced by any Assignment and Acceptance entered into with other Banks; or (f) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Bank Commitment, in each case as such amount may be increased or reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of the Agreement shall reduce ratably (or terminate) each Bank’s Bank Commitment.

“Banks” means each of Scotia Capital, PNC, BTMU ~~and~~, ST and BMO and each respective Eligible Assignee that shall become a party to the Agreement pursuant to Section 7.03.

“BMO” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

“BMO Fee Agreement” means the separate fee agreement, dated on or about September 1, 2015, pertaining to fees among the Seller and BMO as BMO Purchaser Agent, as the same may be amended or restated from time to time.

“BMO Purchaser Agent” means BMO and its successors and assigns.

“Broken Funding Costs” means for any Receivable Interest that is accruing Yield based on the Eurodollar Rate or the Investor Rate that is reduced, assigned or terminated prior to the date on which it was originally scheduled to end, an amount equal to the excess, if any, of (A) the Yield that would have accrued during the remainder of the tranche periods ~~for Commercial Paper~~ determined by the applicable Purchaser Agent to relate to such Receivable amalgamated with or into any other Originator or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of (each, an “Affiliate Transfer”), in one transaction or a series of transactions, to any other such Originator (and, subsequent to such Affiliate Transfer, to liquidate, wind-up or dissolve the transferring Originator if such Originator holds no remaining assets and any outstanding obligations hereunder have been assumed by the transferee).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means each Receivable and the Related Security and Collections with respect to, and other proceeds of, such Receivable and Related Security and the collateral security referred to in Section 1.09 of the Agreement.

“Collection Account” means any joint deposit accounts, lock-box account or any account into which credit card collections are deposited, which the Seller maintains with the Qualified Intermediary for the purpose of receiving Collections, as set forth on Annex F (as such list of Collection Accounts on Annex F may be updated from time to time pursuant to a written notice from the Seller to the Administrative Agent attaching an updated Annex F and delivered together with an updated letter agreement with the Qualified Intermediary with respect to the Collection Accounts).

“Collection Agent” means at any time the Person then authorized pursuant to Article IV to service, administer and collect Pool Receivables.

“Collection Agent Default” has the meaning specified in Exhibit VI hereto.

“Collection Agent Fee” has the meaning specified in Section 1.05(a).

“Collection Agent Fee Reserve” for any Receivable Interest in the Pool Receivables at any time means the sum of (a) the unpaid Collection Agent Fee relating to such Receivable Interest in the Pool Receivables accrued to such time, plus (b) an amount equal to the product of (i) the Capital of such Receivable Interest in the Pool Receivables on such date, (ii) the percentage per annum at which the Collection Agent Fee is accruing on such date, (iii) a stress factor of 2.25 and (iv) a fraction having the Days Sales Outstanding as its numerator and 360 as its denominator.

“Collections” means, with respect to any Receivable, (a) all funds that are received by the Seller or the Collection Agent in payment of any amounts owed in respect of such Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other party directly or indirectly liable for the payment of such Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.04 and (c) all other proceeds of such Receivable.

“Commercial Paper” means promissory notes of a Purchaser issued by such Purchaser in the commercial paper market.

“Commitment Termination Date” means the earliest of (a) ~~September 17, 2015~~August 30, 2016 (or the date so extended, or otherwise modified in a written agreement pursuant to Section 1.13) (b) the Facility Termination Date, (c) the date determined pursuant to Section 2.02, and (d) the date the Purchase Limit reduces to zero.

“Concentration Percentage” for any Obligor means at any time 2%; provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Percentage shall be calculated, to the extent practicable, as if such Obligor and such Affiliated Obligor are one Obligor.

“Contract” means with respect to any Receivable, an agreement between the Originator and any Obligor, pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Contractual Dilution Amount” means, on any date of determination, an amount equal to the sum of (a) the aggregate amount of all contractual early pay discounts then available to be applied by all Obligors with respect to the Outstanding Balance of any Pool Receivable at such time (whether or not payment for any such Pool Receivable has been made at such time), plus (b) the aggregate amount of volume rebates that have accrued for the prior fiscal years of the Originator but have not yet been paid, plus (c) the aggregate amount of volume rebates that have been accrued by the Originator for the current fiscal year as of the end of the month in which such date of determination occurs (based on the Originator’s most recent good faith estimate of Receivables to be generated in such fiscal year), plus (d) the product of (x) 1.5 times (y) the aggregate amount of volume rebates that have been estimated in good faith (based on the Originator’s most recent good faith estimate of Receivables to be generated in such fiscal year) by the Originator to accrue for the month immediately following the month in which such date of determination occurs. For purposes of the foregoing clauses (b) through (d), the volume rebates shall be estimated, calculated and accrued in a manner consistent with generally accepted accounting principles.

“Controlled Account” means a deposit account maintained at the Controlled Account Bank for the purpose of receiving deposited Collections.

“Controlled Account Agreement” means an agreement between the Administrative Agent, United Rentals, the Seller and each Controlled Account Bank reasonably acceptable to the Administrative Agent; provided that the Controlled Account Agreements entered into (and as amended) on or prior to the date hereof shall be deemed to be reasonably acceptable to the Administrative Agent.

“Controlled Account Bank” means the bank or other financial institution holding the Controlled Account.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of ~~October 14, 2011,~~March 31, 2015, by and among the financial institutions named therein, as the Lenders, Bank of America, N.A., as Agent, U.S. Swingline Lender and U.S. Letter of Credit Issuer, Bank of America, N.A. (acting through its Canada Branch), as Canadian Swingline Lender and Canadian Letter of Credit Issuer, ~~Wells Fargo Capital Finance, LLC, as the~~

~~Syndication Agent, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents,~~ United Rentals (North America), Inc. and certain of its Subsidiaries, as the U.S. Borrowers, United Rentals, Inc. and certain of its Subsidiaries, as the Guarantors, United Rentals of Canada, Inc., as the Canadian Borrower, United Rentals Financing Limited Partnership, as the Specified Loan Borrower, and ~~Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as the Joint Lead Arrangers and the Joint Book Runners, as amended on December 16, 2011 and June 28, 2013 and to which the Originator acceded pursuant to that certain Accession Agreement, dated as of April 30, 2012, and~~certain other parties thereto, as the same may, from time to time, be amended, waived, modified, supplemented or replaced but only to the extent that the Purchaser Agents approve such amendment, waiver, modification or supplement for the purposes of incorporation of such amendment, waiver, modification, supplement or replacement herein.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Seller in effect on the date of the Agreement and described in Annex C hereto, as modified in compliance with the Agreement.

“Daily Report” means a report, in substantially the form of Annex G-2 hereto, furnished by the Collection Agent to the Administrative Agent and to each Purchaser Agent as required pursuant to Article IV of the Agreement.

“Daily Report Trigger Event” means that the Senior Secured Indebtedness Leverage Ratio is greater than 2.25 to 1 on any day.

“Days Sales Outstanding” means the product of (a) the number of days in the month most recently ended and (b) the amount obtained by dividing (i) the Outstanding Balance of Pool Receivables ~~for~~billed during such month by (ii) the aggregate dollar amount of Receivables created and billed for such month.

“Debt” ~~has the meaning specified~~means “Indebtedness”, as defined in the Credit Agreement.

“Default Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables on the last day of each such month or that would have been Defaulted Receivables on such day had they not been written off the books of the Originator or the Seller during such month by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment or part thereof remains unpaid for 151 or more days after the Invoice Date for such payment (or, in the case of Extended Term Receivables, as to which any payment or part thereof remains unpaid for 211 or more days after the Invoice Date for such payment);

(b) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V; or

(c) as uncollectible. that, consistent with the Credit and Collection Policy, would be written off

“Defaulting Bank” means any Bank that has not made any purchase (including a purchase pursuant to Section 1.02(e)(vi)) or payment of any other amount as and when due hereunder.

~~“Deferred Purchase Price” has the meaning specified in the Purchase Agreement.~~

“Delayed Funding Amount” has the meaning specified in Section 1.02(e)(vi) of the Agreement.

“Delayed Funding Date” has the meaning specified in Section 1.02(e)(i) of the Agreement.

“Delayed Funding Notice” has the meaning specified in Section 1.02(e)(i) of the Agreement.

“Delayed Funds” has the meaning specified in Section 1.02(e)(i) of the Agreement.

“Delaying Bank” has the meaning specified in Section 1.02(e)(i) of the Agreement.

“Delaying Certificate” has the meaning specified in Section 1.02(e)(ii) of the Agreement.

“Delinquency Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables as of the last day of such month by (b) the aggregate Outstanding Balance of all Receivables on such day.

“Delinquent Receivable” means a Pool Receivable that is not a Defaulted Receivable and:

(a) as to which any payment, or part thereof, remains unpaid for 121 days or more after the Invoice Date for such payment (or, in the case of Extended Term Receivables, as to which any payment or part thereof remains unpaid for 181 days or more after the Invoice Date for such payment); and

(b) that, consistent with the Credit and Collection Policy, would be classified as delinquent.

short term debt of which is rated A-1 (or higher) by Standard & Poor’s and P-1 by Moody’s Investor Service, Inc. and which is otherwise acceptable to the Purchaser Agents ~~and~~, (d) with respect to ST, (i) ST or any of its Affiliates or (ii) any other Person the short term debt of which is rated A-1 (or higher) by Standard & Poor’s and P-1 by Moody’s Investor Service, Inc. and which is otherwise acceptable to the Purchaser Agents, and (e) with respect to BMO, (i) BMO or any of its Affiliates or any commercial paper conduit administered by BMO or an Affiliate thereof, or (ii) any other Person the short term debt of which is rated A-1 (or higher) by Standard & Poor’s and P-1 by Moody’s Investor Service, Inc. and which is otherwise acceptable to the Purchaser Agents.

“Eligible Extended Term Receivable” means any Eligible Receivable that is an Extended Term Receivable that is less than 181 days past its Invoice Date.

“Eligible Receivable” means, at the relevant time of determination, a Receivable or an ENB Receivable, as applicable:

(a) the Obligor of which (i) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (ii) is not an Affiliate of the Originator or the Seller; and (iii) to the knowledge of Seller, is not the subject of sanctions administered or enforced by the U.S. government under any Sanctions Laws.

(b) the Obligor of which has not taken any action, or suffered any event to occur, of the type described in paragraph (g) of Exhibit V;

(c) the Obligor of which, at the time of the initial creation of an interest therein under the Agreement, is a Designated Obligor;

(d) that is not a Defaulted Receivable or a Delinquent Receivable or from a “6661 account” or a “7771 account”;

(e) that, according to the Contract related thereto, is required to be paid in full within 30 days of the original billing date therefor (or with respect to an ENB Receivable or Extended Term Receivable, in accordance with the payment terms of the related Contract);

(f) that is an “account” within the meaning of the UCC (or, with respect to an ENB Receivable, an account or payment intangible) of the applicable jurisdictions governing the perfection of the interest created by a Receivable Interest;

(g) that is denominated and payable in United States dollars in the United States;

(h) that arises under a Contract that:

(i) does not require the Obligor thereunder to consent to the transfer, sale or assignment of the rights and duties of the Seller or the Originator thereunder;

known to the Collection Agent, the Originator or the Seller relating to such lien (in order to exclude such Receivable from the collateral description therein) has not been filed in the appropriate filing office in accordance with the terms of such release;

(p) that was not originated by any branch or division of the Originator that was acquired by such Originator after the date hereof, unless (i) such branch or division has been fully integrated into the existing accounts receivable platform of the Collection Agent (the “WYNNE System”), and new receivables generated are generated in accordance with the Collection Agent’s ~~established credit and collection policy~~Credit and Collection Policy, and (ii) a Collection Account has been established or exists into which payments on such receivables will be made;

(q) that following the occurrence of an Event of Termination, is not a Receivable, the Obligor of which is a Government Obligor, unless the Federal Assignment of Claims Act and each similar applicable law is being fully complied with in respect of the Receivables owed by such Obligor;

(r) the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(s) solely with respect to ENB Receivables, the ENB Receivable Conditions are satisfied; and

(t) that is not (x) an Equipment Sale Receivable or (y) an Excluded Receivable.

“ENB Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except for the presentment by the Originator of an invoice to the Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement; provided, that “ENB Receivable” shall not include any Excluded Receivables.

“ENB Receivable Conditions” means with respect to an ENB Receivable being treated as an Eligible Receivable, the satisfaction of either of the following conditions: (a) the Senior Secured Indebtedness Leverage Ratio shall not exceed 1.25 to 1.0; or (b) the Collection Agent maintains at least $50,000,000 in availability under the Credit Agreement.

“Equipment Sale Receivable” means any receivable or other indebtedness owing to the Originator, that but for clause (i) of the proviso to the definition of “Receivable” would constitute a Receivable hereunder, in respect of the sale of tangible personal property which such Originator uses productively in its trade or business or holds for investment, unless such property is ineligible to become Relinquished Property (as such term is defined in the Master Exchange Agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Fixed Period other than any Fixed Period for any Receivable Interest in the Pool Receivables held by ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for such Fixed Period as of 11:00 A.M., London time, two Business Days before the first day of such Fixed Period, which appears on display designated on page “LIBOR01” on Reuters Money 3000 Services (or such other page as may replace the LIBOR01 page on that service) or such services displaying the London interbank offered rate for deposits in Dollars as may replace Reuters Money 3000 Service (the “Reuters Screen LIBOR01 Page”); provided that, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates; provided further that if on any Business Day that the Eurodollar Rate is to be determined any Purchaser Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto), by reason of circumstances affecting the interbank Eurodollar market, either that: (a) dollar deposits in the relevant amounts and for the relevant Settlement Period are not available, or (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Settlement Period, the Administrative Agent will request the principal London office of Scotia Capital (the “Eurodollar Reference Bank”), to provide the Administrative Agent with its quotation at approximately 11:00 A.M., London time, on such date of the rate per annum it offers to prime banks in the London interbank market for deposits in U.S. dollars for the requested Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period; if the Eurodollar Reference Bank does not furnish timely information to the Administrative Agent for determining the Eurodollar Rate, then the Eurodollar Rate shall be considered to be the Alternate Base Rate for such Fixed Period; and

(b) for any Fixed Period for any Receivable Interest in the Pool Receivables held by ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), on any date of determination during such Fixed Period, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the one-month “Eurodollar Rate” for deposits in dollars as reported on Reuters Screen LIBOR01 Page or on any successor or substitute page of such service, or any successor or substitute for such service, for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the ST Purchaser Agent (with respect to any Receivable Interest in the Pool Receivables held by ST) ~~or~~, the PNC Purchaser Agent (with respect to any Receivable Interest in the Pool Receivables held by PNC) or the BMO Purchaser Agent (with respect to any Receivable Interest in the Pool Receivables held directly by BMO in its capacity as a Bank) from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Eurodollar Rate (Reserve Adjusted)” for any Investor or Bank for any Fixed Period means the rate (expressed as a decimal rounded upwards, if necessary, to the nearest one hundredth of a percentage point) determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted)	=	Eurodollar Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, relative to each Fixed Period, a percentage (expressed as a decimal) applicable two Business Days before the first day of such Fixed Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term comparable to such Fixed Period.

“Event of Termination” has the meaning specified in Exhibit V.

“Excluded Receivables” means the indebtedness of each Person identified as an excluded obligor in a side letter among the Seller, the Originator, the Collection Agent, the Administrative Agent and each Purchaser Agent, as such side letter may be amended from time to time at the request of the Seller, the Originator and the Collection Agent and with the written consent of the Administrative Agent (acting on the instruction of each Purchaser Agent).

“Excluded Taxes” has the meaning specified in Section 7.04(d).

“Existing Agreement” has the meaning as set forth in the preamble to this Agreement.

“Extended Term Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision, lease or sale of goods or services to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business (except that the stated repayment term is greater than 30 days but not more than 90 days) for which all actions required to be performed by the Originator have been performed, and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement; provided that “Extended Term Receivable” shall not include (x) any Equipment Sale Receivables or (y) any Excluded Receivables.

“Facility Termination Date” means the earliest of (a) ~~September 17, 2015,~~August 30, 2016, (b) the date determined pursuant to Section 2.02, (c) the date the Purchase Limit is reduced to zero pursuant to Section 1.01(b) or (d) the date upon which the Credit Agreement is terminated in connection with an Event of Default thereunder.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Assignment of Claims Act” means the Assignment of Claims Act of 1940, 31 U.S.C. § 3727 and 41 U.S.C. § 15, as amended from time to time.

“Federal Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Federal Funds Rate” means, with respect to any day, the rate set forth in H.15(519) for that day opposite the caption “Federal Funds (Effective).” If on any date of determination, such rate is not published in H.15(519), such rate will be the rate set forth in Composite 3:30 P.M. Quotations for U.S. Government Securities for that day under the caption “Federal Funds/Effective Rate.” If on any date of determination, the appropriate rate is not published in either H.15(519) or Composite 3:30 P.M. Quotations for U.S. Government Securities, such rate will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in New York City prior to 9:00 a.m., New York City time, on that day.

“Fee Agreement” means the Scotia Capital Fee Agreement, the PNC Fee Agreement, the BTMU Fee Agreement ~~or~~, the ST Fee Agreement or the BMO Fee Agreement.

“Fitch” means Fitch, Inc.

“Fixed Charge Coverage Ratio” has the meaning specified in the Credit Agreement.

“Fixed Period” means with respect to any Receivable Interest in the Pool Receivables:

(a) initially the period commencing on the date of purchase of such Receivable Interest and ending (i) on the last day of the same calendar month as such date of purchase, or (ii) other than with respect to any Receivable Interest in the Pool Receivables held by ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), such other number of days as the Seller shall select and the related Purchaser Agent shall approve pursuant to Section 1.02, up to 31 days from such date; and

(b) thereafter (i) a period of one month commencing on the last day of the immediately preceding Fixed Period for such Receivable Interest (which period shall correspond to a calendar month in the case of any Receivable Interest in the Pool Receivables held by ST ~~or~~

~~PNC)~~ , PNC or BMO (in their respective capacities as a Bank)) or (ii) other than with respect to any Receivable Interest in the Pool Receivables held by ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), such other period commencing on the last day of the immediately preceding Fixed Period for such Receivable Interest and ending such number of days (not to exceed 31 days) as the Seller shall select and the related Purchaser Agent shall approve on notice by the Seller received by the related Purchaser Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on such last day;

provided that

(i) the Fixed Period with respect to Pooled Commercial Paper shall be the immediately preceding calendar month;

(ii) any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate shall be (x) other than with respect to any Receivable Interest in the Pool Receivables held by ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), a period from one to and including 29 days, or a period of one month, as the Seller may select as provided above, (y) with respect to any Receivable Interest in the Pool Receivables held by ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank), a period of one month which shall correspond to a calendar month;

(iii) any Fixed Period (other than of one day) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that if Yield in respect of such Fixed Period is calculated by reference to the Eurodollar Rate (other than with respect to any Receivable Interest in the Pool Receivables held by ST ~~or PNC~~, PNC or BMO (in their respective capacities as a Bank)), and such Fixed Period would otherwise end on a day that is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

(iv) in the case of any Fixed Period of one day, (x) if such Fixed Period is the initial Fixed Period for a Receivable Interest in the Pool Receivables, such Fixed Period shall be the day of purchase of such Receivable Interest in the Pool Receivables; (y) any subsequently occurring Fixed Period that is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (z) if such Fixed Period occurs on a day immediately preceding a day that is not a Business Day, such Fixed Period shall be extended to the next succeeding Business Day; and

(v) in the case of any Fixed Period for any Receivable Interest in the Pool Receivables that commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period that commences on or after the Termination Date for such Receivable Interest shall be of such duration as shall be selected by the related Purchaser Agent.

~~“Fixed Charge Coverage Ratio” has the meaning specified in the Credit Agreement.~~

“Former Deal Documents” means the Amended and Restated Receivables Purchase Agreement, dated as of June 26, 2001, among the Seller, United Rentals, the issuers party thereto, the banks party thereto and Calyon New York Branch, as Agent, and the documents executed in connection therewith, and the Receivables Purchase Agreement, dated as of June 17, 2003, by and among the Seller, the Collection Agent, the entities from time to time parties thereto as Conduit Investors, the entities from time to time parties thereto as Committed Investors, the entities from time to time party hereto as agents for the Investor Groups, the entities from time to time parties thereto as Administrators and Deutsche Bank Securities, Inc., as the administrative agent.

“Global” has the meaning specified in Section 7.14(b).

“Gotham” has the meaning as set forth in the preamble to this Agreement.

“Gotham Purchaser Agent” means BTMU and its successors and assigns.

“Government Obligor” means an Obligor that is the United States federal government or governmental subdivision or agency of the United States or a state government or governmental subdivision or agency thereof.

“Identifiable Combined Assets” means amounts received in the Collection Accounts that the Collection Agent can identify as being received in respect of (i) the sale of equipment that has been leased to the Originator and is subject to the lien of the lessor thereof, or (ii) Receivables that would, in accordance with the accounts receivable adjustment codes used by the Collection Agent, the Seller and the Originator on the date hereof, be identified on the general ledger thereof under account receivable adjustment code “N/A.”

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

~~“Incremental Purchase” means a purchase of one or more Receivable Interests which increases the total outstanding Capital hereunder.~~

“Indemnified Amounts” has the meaning specified in Section 3.01 of the Agreement.

“Indemnified Party” has the meaning specified in Section 3.01 of the Agreement.

“Investor” means each of the Purchasers, Banks and all other owners by assignment or otherwise of a Receivable Interest or any interest therein and any Person that has entered into an agreement to purchase, undivided interests therein (each of which shall be an Eligible Assignee).

“Liquidation Fee” means, for any Fixed Period during which a Liquidation Day occurs, the amount, if any, by which (a) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (~~iv~~v) of the definition thereof) that would have accrued during such Fixed Period on the reductions of Capital of the Receivable Interest relating to such Fixed Period had such reductions remained as Capital, exceeds (b) the income, if any, received by the Investors’ or Banks’ investing the proceeds of such reductions of Capital.

“Loss Horizon Ratio” means for any month the ratio determined by dividing: (a) the sum of (i) the cumulative sales over the most recent three months, plus (ii) the product of (x) the cumulative sales over the fourth most recent month, times (y) 5%, by (b) the current month’s Net Receivables Pool Balance.

“Loss Reserve” means, for any Receivable Interest on any date, an amount equal to the Net Receivables Pool Balance multiplied by the Loss Reserve Percentage.

“Loss Reserve Percentage” means, for any Receivable Interest in the Pool Receivables on any date, an amount equal to the greater of:

(a) Stress Factor * Loss Ratio * Loss Horizon Ratio and

(b) Minimum Loss Reserve

Where:

Loss Ratio = the highest three month rolling average of the Aged Receivables Ratio in the most recent twelve months ended prior to such date.

Minimum Loss Reserve = 10%.

Stress Factor = 2.25

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of United Rentals and its Subsidiaries, taken as a whole.

“Master Exchange Agreement” means the agreement dated as of January 1, 2009 by and among, inter alia, Qualified Intermediary and the Originator, as amended, modified or supplemented from time to time.

“Monthly Report” means a report, in substantially the form of Annex E hereto, furnished by the Collection Agent to the Administrative Agent and each Purchaser Agent pursuant to Article IV of the Agreement.

“Moody’s” means Moody’s Investor Service, Inc.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of Eligible Receivables reduced by, without duplication:

(a) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor exceeds the product of (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of the Eligible Receivables;

(b) the Outstanding Balance of Eligible Receivables for Obligors that are United States, federal government, governmental subdivisions or agencies that in the aggregate are in excess of 2% of the aggregate Outstanding Balance of all Eligible Receivables;

(c) the Outstanding Balance of Eligible Receivables for Obligors that are state government, governmental subdivisions or agencies that in the aggregate are in excess of 4% of the aggregate Outstanding Balance of all Eligible Receivables;

(d) the aggregate monthly collections received during the preceding calendar month and not deposited into the Controlled Account in accordance with the provisions of Section 1.04(a) hereof;

(e) the aggregate amount of Collections received as credit card payments during the preceding calendar month that were not deposited into the Controlled Account in accordance with the provisions of Section 1.04(a) hereof;

(f) the amount shown as “Un-reconciled Difference” in the latest Monthly Report expressed as a positive number;

(g) with respect to any Obligor in respect of which (i) there is currently an Outstanding Balance of Eligible Receivables owing from such Obligor in excess of $100,000 and (ii) there is a payable owing from the Collection Agent or any of its Affiliates to such Obligor, the lesser of (x) the Outstanding Balance of Eligible Receivables owing from such Obligor and (y) the aggregate amount owing from the Collection Agent and its Affiliates to such Obligor;

(h) the Outstanding Balance of ENB Receivables that (i) in the aggregate are in excess of 20% of the aggregate Outstanding Balance of all Eligible Receivables or (ii) are greater than 28 days old;

(i) the Outstanding Balance of Eligible Extended Term Receivables that in the aggregate are in excess of ~~6~~10% of the aggregate Outstanding Balance of all Eligible Receivables;

(j) the Outstanding Balance of Eligible Receivables as to which any payment, or part thereof remains unpaid for 91 days or more after the Invoice Date for such payment (or, in the case of Extended Term Receivables, as to which any payment or part thereof remains unpaid for 151 days or more after the Invoice Date for such payment) that in the aggregate is in excess of 5% of the aggregate Outstanding Balance of all Receivables other than the ENB Receivables; and

(k) the aggregate Contractual Dilution Amount as of the end of the preceding calendar month.

“Non-Delaying Bank” has the meaning specified in Section 1.02(e)(i) of the Agreement.

“Non-Extending Bank” has the meaning set forth in Section 1.04(h).

“Nonrenewing Bank” has the meaning set forth in Section 1.13(a).

“Notice of Effectiveness” means a notice upon receipt of which the Seller effectively transfers to the Administrative Agent the exclusive control of the Controlled Account.

“Obligor” means a Person obligated to make payments pursuant to a Contract (other than any such Person whose indebtedness constitutes Excluded Receivables); provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“Original Date” has the meaning specified in Section 1.02(e)(i) of the Agreement.

“Originator” means United Rentals (North America), Inc. (f/k/a UR Merger Sub Corporation, as successor in interest to United Rentals (North America), Inc. and United Rentals Northwest, Inc.) and its successors and permitted assigns.

“Other Corporations” means United Rentals, Inc. and all of its Subsidiaries except the Seller.

“Other Costs” has the meaning specified in Section 7.04(c).

“Other Investors” means any Person other than the Seller, the Originator or the Collection Agent.

“Other Sellers” has the meaning specified in Section 7.04(c).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent” means United Rentals, Inc. and its successors and permitted assigns.

“Performance Undertaking Agreement” means the Amended and Restated Performance Undertaking Agreement, dated as of the date hereof, made by United Rentals in favor of the Seller, as the same may, from time to time, be amended, restated, modified or supplemented.

“Percentage” of any Bank means, (a) with respect to Scotia Capital, ~~45  5⁄11~~40.00%, (b) with respect to PNC, ~~27 3⁄11~~ 16.00%, (c) with respect to BTMU, ~~13  7⁄11~~16.00%, (d) with respect to ST, ~~13  7⁄11~~12.00%, (e) with respect to BMO, 16.00%, and (~~e~~f) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank’s Percentage, in each case as such amount may be modified by an Assignment and Acceptance entered into between a Bank and an Eligible Assignee.

“Periodic Report” means the Monthly Report, the Weekly Report or the Daily Report.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, unincorporated association, trust, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

“PNC Fee Agreement” means the separate fee agreement, dated on or about the date hereof, pertaining to fees among the Seller and PNC as PNC Purchaser Agent, as the same may be amended or restated from time to time.

“PNC Purchaser Agent” means PNC and its successors and assigns.

“Pool Balance Dilution Ratio” means the three month rolling average of the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Dilutions occurring during such month by (b) the aggregate Outstanding Balance of Pool Receivables as of the last day of such month.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Pooled Commercial Paper” means all short-term Commercial Paper issued by a Purchaser from time to time, subject to any pooling arrangement by such Purchaser, but excluding short-term Commercial Paper issued by such Purchaser both for a tenor and in an amount specifically requested by any Person in connection with any receivables purchase facility effected by such Purchaser.

“Purchase Agreement” means the Third Amended and Restated Purchase and Contribution Agreement, dated as of the date of the Agreement, between the Originator, as seller, United Rentals, as collection agent, and United Rental Receivables LLC II, as buyer, as the same may be amended, modified or restated from time to time.

“Purchase Limit” means $~~550,000,000,~~625,000,000, as such amount may be reduced pursuant to Section 1.01(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 1.01(b), minus the then outstanding Capital of Receivable Interests under the Agreement.

“Purchase Request” means a request, substantially in the form of Annex I hereto, delivered by the Seller pursuant to Section 1.02 of the Agreement.

“Purchaser” means (i) Liberty Street Funding LLC and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables ~~and~~, (ii) Gotham Funding Corporation and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables, and (iii) any other Person that becomes a Purchaser hereunder that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Purchaser Agent” means (i) Scotia Capital and its permitted successors and assigns as Liberty Purchaser Agent, (ii) PNC and its permitted successors and assigns as PNC Purchaser Agent, (iii) BTMU and its permitted successors and assigns as Gotham Purchaser Agent, ~~and~~ (iv) ST and its permitted successors and assigns as ST Purchaser Agent, and (v) BMO and its permitted successors and assigns as BMO Purchaser Agent.

“Purchaser Agent’s Account” means (i) with respect to Scotia Capital, the special account (account number 2158-13, ABA No. 026-002532) of Scotia Capital maintained at the office of Scotia Capital; (ii) with respect to PNC, the special account (account number 1002422076, ABA No. 043-000-096) of PNC maintained at the office of PNC~~,~~; (iii) with respect to BTMU, the special account (account number 310-035-147, ABA No. 026-009-632) of BTMU maintained at the office of BTMU ~~and~~; (iv) with respect to ST, the special account (account number 1000022220783, ABA No. 061000104, Ref: United Rentals) of ST maintained at the office of ST; and (v) with respect to BMO, the special account (account number 1833201, ABA No. 071 000 288, Attn: Specialized Deals, Reference: URRL II) of BMO maintained at the office of BMO Harris Bank N.A.

“Qualified Intermediary” means United Rentals Exchange, LLC, a qualified intermediary as defined in Treasury Regulation Section 1.1031(k)-1(g)(4).

“Rating Agency” means Standard & Poor’s, Moody’s or Fitch, or any successor thereto.

“Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except in the case of ENB Receivables, for which the Originator will not have presented an invoice to the related Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto, which Receivable has been acquired or purported to be acquired by the Seller by purchase or by capital contribution pursuant to the Purchase Agreement; provided that “Receivable” shall not include any (i) Equipment Sale Receivables or (ii) Excluded Receivables. For the avoidance of doubt, Receivables shall include ENB Receivables.

“Receivable Interest” means, at any date of determination, an undivided percentage ownership interest in (a) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 1.03, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Each undivided percentage interest shall be computed as

C + YR + LR + CAFR +DR

NRPB

where:

C	=	the Capital of each such Receivable Interest at the time of computation.

YR	=	the Yield Reserve of each such Receivable Interest at the time of computation.

LR	=	the Loss Reserve of each such Receivable Interest at the time of computation.

CAFR	=	the Collection Agent Fee Reserve of each such Receivable Interest at the time of computation.

DR	=	the Dilution Reserve of each such Receivable Interest at the time of computation.

NRPB	=	the Net Receivables Pool Balance at the time of computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 1.03.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable, payment of which is directed to one of the Collection Accounts ~~specified in Annex F hereto~~.

“Recipient” has the meaning specified in Section 1.11.

“Refund Recipient” has the meaning specified in Section 7.04(g).

“Related Bank” means (a) with respect to Liberty and the Liberty Purchaser Agent, Scotia Capital and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Liberty and the Liberty Purchaser Agent pursuant to Section 7.03; (b) with respect to Gotham and the Gotham Purchaser Agent, BTMU and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for Gotham and the Gotham Purchaser Agent pursuant to Section 7.03; ~~and~~ (c) with respect to the BMO Purchaser Agent and any Purchaser for which the BMO Purchaser Agent is the Purchaser Agent, BMO and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for such Purchaser and BMO Purchaser Agent pursuant to Section 7.03, (d) with respect to the PNC Purchaser Agent, PNC and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for the PNC Purchaser Agent pursuant to Section 7.03, (e) with respect to the ST Purchaser Agent, ST and each Eligible Assignee that shall become a party to the Agreement as a Related Bank for the ST Purchaser Agent pursuant to Section 7.03, and (f) with respect to any other Purchaser or any Purchaser Agent ~~which has no related~~

~~Purchaser~~, each Bank that is an Eligible Assignee identified in the Assignment and Acceptance pursuant to which such Purchaser and/or Purchaser Agent became a party to this Agreement and each Eligible Assignee that shall become a party to the Agreement as a Related Bank with respect to any such Person pursuant to Section 7.03.

“Related Security” means with respect to any Receivable all of the Seller’s interest in:

(a) any goods (including returned goods) relating to any sale giving rise to such Receivable;

(b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements authorized or signed by an Obligor describing any collateral securing such Receivable;

(c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(d) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Repurchase Date” has the meaning set forth in Section 1.12.

“Required Purchaser Agents” means at any time Purchaser Agents whose ~~related~~Related Banks and Purchasers hold in the aggregate Receivable Interests representing more than 66 2/3%, or, in the event no Receivable Interests are outstanding, whose Related Banks have aggregate Bank Commitments representing more than 66 2/3% of the Bank Commitments; provided, that, (i) solely for purposes of this definition, the Receivable Interests and Bank Commitment for the ~~related~~Related Bank and Purchasers of any Purchaser Agent whose ~~related~~Related Bank is a Defaulting Bank shall be zero for so long as such Bank remains a Defaulting Bank (ii) solely for purposes of determining the Required Purchaser Agents for the waiver of the occurrence of a Liquidation Day under Section 1.04(b), the Receivable Interests held by any Bank that is a Delaying Bank at such time shall be zero until such time that Collections are applied in full under item “first” contained in the proviso at the end of Section 1.04(c)(x)(iii).

“Reserve Dilution Ratio” means the percentage equivalent of a fraction, computed as of the last day of each calendar month, obtained by dividing (a) the aggregate Dilutions as of the last day of such month by (b) the aggregate amount of newly generated Receivables during the two months prior to such month.

“Response Deadline” has the meaning set forth in Section 1.13(a).

“Responsible Officers” means the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, legal counsel, or any other executive or financial officer of the Seller, the Collection Agent or the Originator.

“Sanctions Laws” means any law relating to trade or economic sanctions or anti-terrorism, including any law administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), U.S. Department of State or other relevant sanctions authority of the United States or Canada.

“Scotia Capital” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

“Scotia Capital Fee Agreement” means the separate fee agreement, dated on or about the date hereof, pertaining to fees among the Seller and Scotia Capital as Liberty Purchaser Agent and as the Administrative Agent, as the same may be amended or restated from time to time.

“Seller” has the meaning as set forth in the preamble to this Agreement and its permitted successors and assigns.

“Senior Secured ~~Leverage Ratio” has the meaning specified in the Credit Agreement.~~Indebtedness Leverage Ratio” means, on any date of determination, a ratio (i) the numerator of which is (x) the sum of (a) the aggregate principal amount of secured Debt for borrowed money at such time, plus (b) the Capital Lease Obligations (as defined in the Credit Agreement) at such time, plus (c) all obligations at such time in respect of any Securitization Transaction (as defined in the Credit Agreement) that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet, in each case of United Rentals and its consolidated Subsidiaries outstanding on such date, less (y) the sum of (a) the amount of unrestricted cash and Cash Equivalents (as defined in the Credit Agreement) that would be stated on the consolidated balance sheet of United Rentals and its consolidated Subsidiaries and held by United Rentals or its consolidated Subsidiaries, as determined in accordance with GAAP, plus (b) any restricted cash held in a bank account over which the Administrative Agent, for the benefit of the Investors, has a perfected security interest, in each case, as of the date of determination, and (ii) the denominator of which is the Consolidated EBITDA (as defined in the Credit Agreement) of United Rentals and its consolidated Subsidiaries for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding such date, in each case calculated with the pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the Credit Agreement.

“Settlement Day” for any Receivable Interest means (i) in the case of Yield, all fees and payments due pursuant to each of the Fee Agreements, and the accrued Collection Agent Fee for such Receivable Interest, the fifth Business Day of each calendar month, or, on and after the Termination Date for such Receivable Interest, the last day of the related Settlement Period, and (ii) in each other case, the last day of the related Settlement Period, or, for Pooled Commercial Paper, means the thirtieth day from the last day of immediately preceding Settlement Period, provided that, if such day is not a Business Day, the next following day that is a Business Day.

“Settlement Period” for any Receivable Interest means (i) each period commencing on the first day and ending on the last day of each Fixed Period for such Receivable Interest and (ii) on and after the Termination Date for such Receivable Interest, such period (including, without limitation, a period of one day) as shall be selected from time to time by the related Purchaser Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period.

“Special Indemnified Amounts” has the meaning specified in Section 4.07.

“Special Indemnified Party” has the meaning specified in Section 4.07.

“ST” has the meaning as set forth in the preamble to this Agreement and its successors and assigns.

“ST Fee Agreement” means the separate fee agreement, effective as of September

18, 2014, pertaining to fees among the Seller and ST as ST Purchaser Agent, as the same may be amended or restated from time to time.

“ST Purchaser Agent” means ST and its successors and assigns.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a division of McGraw Hill Financial, Inc.

“Subsidiary” of a specified Person means any corporation of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such specified Person.

“Tangible Net Worth” means at any time the excess of (a) the Outstanding Balance of all Receivables plus cash and cash equivalents of the Seller, minus (b) the sum of (i) the Outstanding Balance of such Receivables that have become Defaulted Receivables, plus (ii) Capital, Yield Reserve, Loss Reserve, Collection Agent Fee Reserve and Dilution Reserve~~, plus (iii) the Deferred Purchase Price~~.

“Taxes” has the meaning specified in Section 7.04(d).

“Termination Date” for any Receivable Interest in the Pool Receivables means (a) in the case of a Receivable Interest in the Pool Receivables owned by a Purchaser, the earlier of (i) the Business Day that the Seller or the related Purchaser Agent so designates by notice to the other at least two Business Days in advance for such Receivable Interest in the Pool Receivables and (ii) the Facility Termination Date and (b) in the case of a Receivable Interest in the Pool Receivables owned by a Bank, the earlier of (i) the Business Day that the Seller so designates by notice to the related Purchaser Agent at least one Business Day in advance for such Receivable Interest in the Pool Receivables and (~~iii~~ii) the Commitment Termination Date.

“Threshold Basis” has the meaning specified in Section 1.04(a).

“Transaction Document” means any of the Agreement, each Fee Agreement, the Performance Undertaking Agreement, the Purchase Agreement and all other agreements and documents delivered and/or related hereto or thereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“United Rentals” means United Rentals, Inc. and its successors and permitted assigns.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” means a report, in substantially the form of Annex G-1 hereto, furnished by the Collection Agent to the Administrative Agent and each Purchaser Agent pursuant to Article IV of the Agreement.

“Yield” means, for each Receivable Interest:

(a) for each day during any Fixed Period to the extent a Purchaser will be funding such Receivable Interest on such day during such Fixed Period through the issuance of commercial paper,

IR x C x ED + LF
360

(b) for each day during any Fixed Period, to the extent (x) a Purchaser will not be funding such Receivable Interest during such Fixed Period through the issuance of commercial paper or (y) a Bank will be funding such Receivable Interest,

AR x C x ED + LF
360

where:

AR	=	the applicable Assignee Rate for such Receivable Interest for suchFixed Period

C	=	the Capital of such Receivable Interest on such day during suchFixed Period

ED	=	the actual number of days elapsed during such Fixed Period

IR	=	the Investor Rate for such Receivable Interest for such Fixed Period

(g) Completed UCC search reports, dated on or within one month before the date of this Agreement, listing the financing statements filed in all applicable jurisdictions referred to in clause (d) above that name the Originator or the Seller as debtor, together with copies of such other financing statements that were filed on any date after September 28, 2011, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrative Agent or any Purchaser Agent may reasonably request, showing no Adverse Claims (other than any Adverse Claim arising under or permitted by any Transaction Document) on any Pool Receivable.

(h) Copies of an executed amendment to the Controlled Account Agreement in place on the date hereof with the Controlled Account Bank.

(i) Letters from each of the Rating Agencies then rating the Commercial Paper of each Purchaser confirming the rating of such Commercial Paper after giving effect to the transaction contemplated by the Agreement and the Transaction Documents.

(j) A favorable opinion of counsel for the Seller and the Originator, in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent.

(k) A favorable opinion of counsel for the Parent, in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent.

(l) An executed copy of the Fee Agreements.

(m) An executed copy of each of the Transaction Documents.

(n) An executed copy of the Performance Undertaking Agreement.

(o) An executed letter agreement with the Qualified Intermediary with respect to the Collection Accounts.

(p) Each Pool Receivable included in the calculation of Eligible Receivables is an Eligible Receivable.

2. Conditions Precedent to All Purchases and Reinvestments. Each purchase (except as expressly set forth in Section 1.02(e)(vi) with respect to the funding obligation of a Delaying Bank with respect to Delayed Funds on a Delayed Funding Date) (including the initial purchase) and each reinvestment in the Pool Receivables shall be subject to the further conditions precedent that:

(a) in the case of each purchase, the Collection Agent shall have delivered to the Administrative Agent and each Purchaser Agent on or prior to such purchase, in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent, a completed Monthly Report, Weekly Report and Daily Report, when applicable, containing information covering the most recently ended calendar month, week or day, respectively, and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under paragraph (i) of Exhibit V would occur;

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the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since the end of its most recent fiscal year there has been no material adverse change in the business, operations, property or financial condition of United Rentals or its Subsidiaries, except as may have previously been disclosed to the Administrative Agent and each Purchaser Agent. Notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans (as defined in the Credit Agreement) pursuant to the Credit Agreement and at such time each of Scotia Capital, PNC, BTMU ~~and~~, ST and BMO are Revolving Credit Lenders (as defined therein) thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement; provided, that written notice of the request for such waiver or extension is delivered by the Collection Agent to the Administrative Agent (for distribution to the Purchaser Agents) promptly after such request being sent to the Revolving Credit Lenders under the Credit Agreement. Since the formation of the Seller, there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

(f) There is no pending or, to the Seller’s knowledge, threatened action or proceeding affecting United Rentals or any of its Subsidiaries before any court, governmental agency or arbitrator that may materially adversely affect the financial condition or operations of United Rentals or any of its Subsidiaries or the ability of the Seller or United Rentals to perform their respective obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents. To the Seller’s knowledge, neither United Rentals nor any Subsidiary is in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies that defaults are not material to the business or operations of United Rentals and its Subsidiaries, taken as a whole.

(g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim (other than any Adverse Claim arising under or permitted by any Transaction Document). Upon each purchase of or reinvestment in a Receivable Interest, the Investors or the Banks, as the case may be, shall acquire a valid and perfected undivided percentage ownership interest or first priority security interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto; provided that the right of any assignee of a Receivable the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable law to the extent the Originator thereof or the Seller shall not have complied with the applicable provisions of any such law in connection with the assignment or subsequent reassignment of any such Receivable. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Administrative Agent relating to the Agreement and those filed pursuant to the Purchase Agreement.

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(i) Each ~~Monthly Report, Weekly Report and Daily~~Periodic Report (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibit, financial statement, document, book, record or report furnished at any time by or on behalf of the Seller to the Administrative Agent, the Purchaser Agents, the Investors or the Banks in connection with the Agreement is true, complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent, the Purchaser Agents, the Investors or the Banks, as the case may be, at such time) as of the date so furnished.

(j) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in paragraph (b) of Exhibit IV.

(k) The names ~~and addresses~~ of all the Controlled Account ~~Bank~~Banks, together with the account numbers of the Controlled Account of the Seller at such Controlled Account Bank, are specified in Annex F hereto (or at such other Controlled Account Bank and/or with such other Controlled Account as have been notified to the Administrative Agent in accordance with the Agreement).

(l) The Seller is not known by and does not use any tradename or doing-business-as name.

(m) The Seller was formed on December 15, 2000 and the Seller did not engage in any business activities prior to the date of this Agreement other than those relating to the transactions evidenced by the Existing Agreement, the Former Deal Documents and the documents amended and restated thereby. The Seller has no Subsidiaries.

(n) (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its Debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur Debt or liabilities beyond the Seller’s abilities to pay such Debt and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(o) With respect to each Pool Receivable, the Seller (i) shall have received such Pool Receivable as a contribution to the capital of the Seller by the Originator or (ii) shall have purchased such Pool Receivable from the Originator in exchange for payment (made by the Seller to the Originator in accordance with the provisions of the Purchase Agreement) of cash in an amount that constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent Debt owed by the Originator to the Seller and no such sale is voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

(p) Each ENB Receivable has been originated pursuant to the terms of a Contract substantially similar to the form of Contract attached hereto as Annex H as amended

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from time to time by the Seller with notice to the Purchaser Agents; provided that if any amendment to the form of Contract attached as Annex H hereto adversely affects the enforceability of ENB Receivables or the interests of the Seller or the Investors therein, such amendment shall require the written consent of the Purchaser Agents.

(q) Seller is not, nor, to the best of Seller’s knowledge, is it owned or controlled by Persons that are: (i) the target of any sanctions under any Sanctions Laws, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of sanctions administered or enforced by the government of the United States or Canada under any Sanctions Law.

(r) Neither the entering into of this Agreement, the sale, assignment and transfer of the Receivable Interests hereunder nor the consummation of any other transactions contemplated hereby will result in the acquisition by the Administrative Agent or any of the Investors of an “ownership interest” (as defined under the Volcker Rule) in the Seller.

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Adverse Claim arising under or permitted by any Transaction Document) upon or with respect to, the Seller’s undivided interest in any Pool Receivable, Related Security, Controlled Account or Collections, or upon or with respect to any account to which any Collections of any Pool Receivables are sent, or assign any right to receive income in respect thereof. The Seller will not grant or suffer to exist any lien, security interest or other charge or encumbrance or control over the Collection Accounts.

(e) Extension or Amendment of Receivables. Except as provided in Section 4.02(c), the Seller will not, and will not permit the Collection Agent to, (i) extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in a manner inconsistent with the Credit and Collection Policy, that would result in the Dilution of such Pool Receivable or that would otherwise prevent such Pool Receivable from being an Eligible Receivable unless, in each case, the Seller shall have been deemed to have received a Collection in respect of such Pool Receivable, or (ii) amend, modify or waive in any material respect any term or condition relating to payments under or enforcement of any Contract related thereto.

(f) Change in Business or Credit and Collection Policy. The Seller will not make or permit any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under the Agreement, except as may otherwise be agreed in writing by the Administrative Agent and each Purchaser Agent.

(g) Change in Payment Instructions to Obligors. The Seller will not make or permit any change in the instructions to Obligors regarding payments to be made to the Seller or the Collection Agent or payments to be made to the Controlled Account Bank, unless the Administrative Agent shall have received notice of and agreed to such change, other than a change related solely to instructions to Obligors to pay to a new Controlled Account Bank and subject to a Controlled Account Agreement.

(h) Addition or Termination of Controlled Account Bank or Controlled Account Agreement. The Seller will not add or terminate or cause or permit the addition or termination of any bank as a Controlled Account Bank from those listed in Annex F to the Agreement or terminate any Controlled Account Agreement, unless the Administrative Agent shall have received notice of such addition or termination of a Controlled Account Bank, notice of the termination of the Controlled Account Agreement with any terminated Controlled Account Bank and executed copies of a Controlled Account Agreement with each newly added Controlled Account Bank. The Seller will not permit any provision of any Controlled Account Agreement to be changed, amended, modified or waived without the prior written consent of the Administrative Agent.

(i) Deposits to Controlled Account. The Seller will deposit, or cause to be deposited, all Collections of Pool Receivables into the Collection Accounts, and will cause all such Collections deposited to the Collection Accounts to be transferred to the Controlled Account within one Business Day of its receipt except to the extent otherwise permitted by the provisions of Section 1.04(a) hereof. The Seller will not deposit or otherwise credit, or cause or issue any instructions to be so deposited or credited, to the ~~Collection Accounts or any~~

Controlled Account cash or cash proceeds other than Collections of Pool Receivables~~, and with respect~~ and the proceeds of Excluded Receivables. The Seller will not deposit or otherwise credit, or cause or issue any instructions to be so deposited or credited, to the Collection Accounts cash or cash proceeds other than Collections of Pool Receivables, the proceeds of Equipment Sale Receivables, the proceeds of Excluded Receivables, and to the limited extent permitted herein, Identifiable Combined Assets. The Seller will use its commercially reasonable efforts to not cause any proceeds of Excluded Receivables to be transferred or deposited into the Controlled Account and, in the event any such proceeds of Excluded Receivables are so transferred or deposited into the Controlled Account, the Seller will transfer, or cause to be transferred (and the Collection Agent agrees to transfer), such proceeds to the Originator within one Business Day of the day on which the Seller becomes aware that such proceeds are transferred or deposited into the Controlled Account (but in no event more than two Business Days after the date on which such proceeds are transferred or deposited into the Controlled Account).

(j) Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Pool Receivables and related Contracts with a legend evidencing that Receivable Interests related to such Pool Receivables and related Contracts have been sold in accordance with the Agreement.

(k) Reporting Requirements. The Seller will provide to the Administrative Agent (in multiple copies, if requested by the Administrative Agent) the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of United Rentals, balance sheets of United Rentals, its Subsidiaries and the Seller as of the end of such quarter and statements of income and retained earnings of United Rentals, its Subsidiaries and the Seller for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of United Rentals; notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans (as defined in the Credit Agreement) pursuant to the Credit Agreement and at such time each of Scotia Capital, PNC, BTMU, ST and ~~ST~~BMO are Revolving Credit Lenders (as defined therein) thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement; provided that written notice of the request for such waiver or extension is delivered by the Collection Agent to the Administrative Agent (for distribution to the Purchaser Agents) promptly after such request being sent to the Revolving Credit Lenders under the Credit Agreement;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of United Rentals, a copy of the annual report for such year for United Rentals and its Subsidiaries, containing financial statements for such year audited by Ernst & Young or other independent public accountants of recognized national standing; notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans (as defined in the Credit Agreement) pursuant to the Credit Agreement and at such time each of Scotia Capital, PNC, BTMU, ST and ~~ST~~BMO are Revolving Credit Lenders (as defined therein)

thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement; provided that written notice of the request for such waiver or extension is delivered by the Collection Agent to the Administrative Agent (for distribution to the Purchaser Agents) promptly after such request being sent to the Revolving Credit Lenders under the Credit Agreement;

(iii) as soon as possible and in any event within five (5) days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that United Rentals sends to any of its securityholders, and copies of all reports and registration statements that United Rentals or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $1,000,000;

(vi) at least ten (10) Business Days prior to any change in the name of the Originator or the Seller, a notice setting forth the new name and the effective date thereof and UCC-3 amendments to all then existing UCC-1 financing statements filed in connection with the Transaction Documents;

(vii) promptly after the Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under the Purchase Agreement;

(viii) so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that the Originator has, pursuant to the Purchase Agreement, stopped selling or contributing to the Seller all newly arising Receivables;

(ix) at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of the chief financial officer or the treasurer of the Seller to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

(n) Nature of Business. The Seller will not engage in any business other than the purchase of Receivables, Related Security and Collections from the Originator and the transactions contemplated by the Agreement. The Seller will not create or form any Subsidiary.

(o) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person.

(p) Distributions, Etc. So long as a Purchaser’s Commercial Paper with respect to this transaction ~~are outstanding~~is outstanding, any Capital of or Yield on any Receivable Interest is outstanding or any other amounts are owed by the Seller hereunder to the Investors, the Banks, the Administrative Agent or the Purchaser Agents, the Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any ~~shares of any class of capital stock~~membership interests of the Seller, or return any capital to its ~~shareholders~~members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any ~~shares of any class of capital stock~~membership interests of the Seller or any warrants, rights or options to acquire any such ~~shares~~interests, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends on its ~~capital stock~~membership interests to its ~~shareholders~~members so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the ~~corporate~~limited liability company law of the state of the Seller’s ~~incorporation~~formation, and (iii) such dividends have been approved by all necessary and appropriate ~~corporate~~company action of the Seller.

(q) Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to the Agreement, the Purchase Agreement or the Fee Agreements.

(r) Limited Liability Agreement. The Seller will not amend or delete Sections 7 to 10, 16, 20 to 25 or 30 of its limited liability agreement.

(s) Tangible Net Worth. The Seller will maintain Tangible Net Worth at all times equal to at least 3% of the Outstanding Balance of the Receivables at such time.

EXHIBIT V

EVENTS OF TERMINATION

Each of the following, unless waived in writing in accordance with Section 2.02, shall be an “Event of Termination”:

(a) A Collection Agent Default shall have occurred; or

(b) The Seller shall fail (i) to transfer or cause to be transferred to the Administrative Agent when requested any rights, pursuant to the Agreement, of the Collection Agent or (ii) to make any payment required under Section 1.04, and any such failure to transfer or pay shall remain unremedied for two (2) Business Days; or

(c) Any representation or warranty made or deemed made by the Seller (or any of its officers) pursuant to the Agreement or any other Transaction Document or any information or report delivered by the Seller pursuant to the Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and such incorrectness or untruth is incapable of remedy or, if capable of remedy, is not corrected or cured within fifteen (15) days of the earlier of Seller becoming aware of such incorrectness or untruth or written notice thereof being given to the Seller by the Administrative Agent or any Purchaser Agent; or

(d) The Seller shall fail to perform or observe any other term, covenant or agreement contained in the Agreement or in any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Seller by the Administrative Agent or any Purchaser Agent (or, with respect to a failure to deliver ~~the Monthly Report, the Weekly Report or the~~any Periodic Report pursuant to the Agreement, such failure shall remain unremedied for five (5) days (with respect to a Monthly Report) or two (2) Business Days~~, respectively,~~ (with respect to a Daily Report or a Weekly Report) without a requirement for notice); or

(e) The Seller shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) Any purchase or any reinvestment pursuant to the Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected undivided percentage ownership or first priority

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(j) There shall have occurred any material adverse change in the business, operations, property or financial condition of the Seller or the Parent and its Subsidiaries, taken as a whole, since the last publicly filed financial statements; or there shall have occurred any event that could reasonably be expected to materially adversely affect (as determined by the Banks in their sole and absolute discretion) the collectibility of the Receivables Pool or the ability of the Seller or the Collection Agent to collect Pool Receivables or otherwise perform its obligations under the Agreement; or

(k) An “Event of Termination” or “Facility Termination Date” shall occur under the Purchase Agreement or any other Transaction Document shall cease to be in full force and effect; or

(l) All of the outstanding membership interests of the Seller shall cease to be owned, directly or indirectly, by United Rentals; or

(m) The Outstanding Balance of all Receivables (based on the most recent Weekly Report) shall for any two consecutive Business Days be less than 105% of the aggregate outstanding Capital (based on the most recent Weekly Report), Yield Reserve, Loss Reserve, Collection Agent Fee Reserve and Dilution Reserve (each as shown in the most recent Monthly Report) and the Seller shall not have cured such event within two Business Days after the date of delivery of the Weekly Report to the Administrative Agent and the Purchaser Agents or the date such Weekly Report should have been delivered~~.~~; or

(n) Either (A) a governmental authority with proper authority asserts that (i) the Seller is (or may be deemed) a “covered fund” under the Volcker Rule, and (ii) the terms of this Agreement result in the acquisition by the Administrative Agent or any of the Investors of an ownership interest (as defined in the Volcker Rule) in the Seller or (B) the Administrative Agent or the Investors have reasonably determined that an event of the type described in the foregoing subclause (A) of this clause will, with notice or lapse of time, occur.

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EXHIBIT VI

COLLECTION AGENT DEFAULTS

Each of the following, unless waived in writing by the Required Purchaser Agents (other than as set forth in paragraph (e) which cannot be waived), shall be a “Collection Agent Default”:

(a) ~~(a)~~ The Collection Agent (if United Rentals or any of its Affiliates is the Collection Agent) (i) shall fail to perform or observe in any material respect any term, covenant or agreement under the Agreement (other than as referred to in clause (ii) of this paragraph (a)) and such failure shall remain unremedied for two (2) Business Days or (ii) shall fail to make when due any payment or deposit to be made by it under the Transaction Documents and such failure to transfer or pay shall remain unremedied for two (2) Business Days; or

(b) ~~(b)~~ The Collection Agent shall fail to transfer to the Administrative Agent when requested any rights, pursuant to the Agreement, which it then has as Collection Agent and any such failure to transfer or pay shall remain unremedied for two (2) Business Days; or

(c) ~~(c)~~ Any representation or warranty made or deemed made by the Collection Agent (or any of its officers) pursuant to the Agreement or any other Transaction Document or any information or report delivered by the Collection Agent pursuant to the Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and such incorrectness or untruth is incapable of remedy or, if capable of remedy, is not corrected or cured within fifteen (15) days of the earlier of the Collection Agent becoming aware of such incorrectness or untruth or written notice thereof being given to the Collection Agent by the Administrative Agent or any Purchaser Agent; or

(d) ~~(d)~~ The Collection Agent shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) ~~(e)~~ The Collection Agent shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors or file a notice of intention to make a proposal to some or all of its creditors; or any proceeding shall be instituted by or against the Collection Agent seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment

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of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Collection Agent shall take any corporate action to authorize any of the actions set forth above in this paragraph (e); or

(f) ~~(f)~~ There shall have occurred any material adverse change in the business, operations, property or financial condition of the Collection Agent and its Subsidiaries, taken as a whole, since the last publicly filed financial statements; or there shall have occurred any event that may materially adversely affect the collectibility of the Receivables Pool or the ability of the Collection Agent to collect Pool Receivables or otherwise perform its obligations under the Agreement; or

(g) ~~(h)~~ A breach by the Collection Agent ~~under the Credit Agreement of the~~ of Section 8.9 (Fixed Charge Coverage Ratio ~~or the Senior Secured Leverage Ratio~~) of the Credit Agreement at any time during a Covenant Trigger Period (as defined in the Credit Agreement); or

(h) ~~(i)~~ A Change of Control of the Collection Agent or of the Originator shall occur.

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ANNEX B

CHANGED PAGES TO CONTRIBUTION AGREEMENT

CONFORMED COPY INCORPORATING

AMENDMENT NO. ~~1~~2 EFFECTIVE AS OF SEPTEMBER ~~19, 2013~~1, 2015

THIRD AMENDED AND RESTATED PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of September 24, 2012

between

UNITED RENTALS (NORTH AMERICA), INC.,

as Originator

UNITED RENTALS, INC.,

as Collection Agent

and

UNITED RENTALS RECEIVABLES LLC II,

as Buyer

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agreement” means this Third Amended and Restated Purchase and Contribution Agreement, dated as of September 24, 2012, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means~~:(a) For Scotia Capital, Liberty and each other Bank for Liberty~~, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate ~~(the “Scotia Alternate Base Rate”)~~ shall be at all times equal to the higher of:

(i) the rate of interest determined by Scotia Capital in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that Scotia Capital charges any corporate customer) ~~(the “Scotia Prime Rate”); and~~

~~(ii) the Federal Funds Rate plus 0.50% per annum;~~

~~(b) For PNC, Market Street and each other Bank for Market Street, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:~~

~~(i) the rate of interest determined by PNC in Pittsburgh, Pennsylvania, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that PNC charges any corporate customer); and~~

~~(ii) the Federal Funds Rate plus 0.50% per annum; and~~

~~(c) For BTMU, Gotham and each other Bank for Gotham, on any date, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:(i) the rate of interest determined by BTMU in New York, New York, from time to time in its sole discretion, as its prime commercial lending rate (which rate is not necessarily the lowest rate that BTMU charges any corporate customer)~~; and

(ii) the Federal Funds Rate plus 0.50% per annum.

“Banks” means BMO, BTMU, PNC ~~and~~, Scotia Capital and ST.

“BMO” means Bank of Montreal and its successors and assigns.

“BMO Harris” means BMO Harris Bank N.A.

“BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, and its successors and assigns.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York City.

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“Capital Lease” shall have the meaning set forth in the Credit Agreement.

“Collateral” shall have the meaning set forth in Section 5.02 of this Agreement.

“Collection Account” means any joint deposit accounts, lock-box account or any account into which credit card collections are deposited, which the Buyer maintains with the Qualified Intermediary for the purpose of receiving Collections.

“Collection Account Banks” means the banks or other financial institutions holding the Collection Accounts.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to service, administer and collect Transferred Receivables.

“Collections” means, with respect to any Transferred Receivable, (a) all funds which are received by the Originator, the Buyer or the Collection Agent in payment of any amounts owed in respect of such Transferred Receivable (including, without limitation, purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Transferred Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other party directly or indirectly liable for the payment of such Transferred Receivable and available to be applied thereon), (b) all Collections received as a result of a repurchase pursuant to Section 2.05 and (c) all other proceeds of such Transferred Receivable.

“Contract” means an agreement between the Originator and an Obligor, substantially in the form of one of the written contracts or (in the case of any open account agreement) one of the invoices approved by the Buyer, pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Contributed Receivable” has the meaning specified in Section 2.03.

“Controlled Account” means the deposit account maintained at the Controlled Account Bank for the purpose of receiving deposited Collections.

“Controlled Account Agreement” means an agreement between the Administrative Agent, United Rentals, the Buyer and the Controlled Account Bank reasonably acceptable to the Administrative Agent; provided, that the Controlled Account Agreement entered into (and as amended) on or prior to the date hereof shall be deemed to be reasonably acceptable to the Administrative Agent.

“Controlled Account Bank” means the bank or other financial institution holding the Controlled Account.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of ~~October 14, 2011,~~March 31, 2015, by and among the financial institutions named therein, as the Lenders, Bank of America, N.A., as Agent, U.S. Swingline Lender and U.S. Letter of Credit Issuer, Bank of America, N.A. (acting through its Canada Branch), as Canadian Swingline Lender and Canadian Letter of Credit Issuer, ~~Wells Fargo Capital Finance, LLC, as the~~

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~~Syndication Agent, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents,~~ United Rentals (North America), Inc. and certain of its Subsidiaries, as the U.S. Borrowers, United Rentals, Inc. and certain of its Subsidiaries, as the Guarantors, United Rentals of Canada, Inc., as the Canadian Borrower, United Rentals Financing Limited Partnership, as the Specified Loan Borrower, and ~~Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as the Joint Lead Arrangers and the Joint Book Runners, as amended on December 16, 2011 and to which the Originator acceded pursuant to that certain Accession Agreement, dated as of April 30, 2012, and~~certain other parties thereto, as the same may, from time to time, be amended, waived, modified, supplemented or replaced but only to the extent that the Purchaser Agents approve such amendment, waiver, modification or supplement for the purposes of incorporation of such amendment, waiver, modification, supplement or replacement herein.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Originator in effect on the date of this Agreement applicable to the Receivables and described in Annex A hereto, as modified in compliance with this Agreement and the Receivables Agreement.

“Debt” ~~shall have the meaning set forth~~means “Indebtedness”, as defined in the Credit Agreement.

“Dilution” means, with respect to any Transferred Receivable, the aggregate amount of any reductions or adjustments in the Outstanding Balance of such Transferred Receivable as a result of any defective, rejected, returned, repossessed or foreclosed goods or services or any rebate, sales allowance, cash discount or other adjustment or setoff.

“Discount” means, in respect of each purchase, 2.0% of the Outstanding Balance of the Receivables that are the subject of such purchase; provided, however, the foregoing percentage may be revised by request of either of the parties to such purchase provided that such revision is consented to by both of such parties and by the Administrative Agent.

“ENB Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except for the presentment by the Originator of an invoice to the Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto.

~~“Equity Interests” shall have the meaning set forth in the Credit Agreement.~~

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Termination” has the meaning specified in Section 7.01.

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“Indemnified Amounts” has the meaning specified in Section 8.01.

“Liberty” means Liberty Street Funding LLC, as a purchaser under the Receivables Agreement.

~~“Market Street” means Market Street Funding LLC, as a purchaser under the Receivables Agreement.~~

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of United Rentals and the Subsidiaries, taken as a whole.

“Obligor” means, with respect to any Transferred Receivable, a Person obligated to make payments to the Originator pursuant to a Contract; provided that in the event that any payments in respect of a Contract are made by any other Person, such other Person shall also be deemed to be an Obligor.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, unincorporated association, trust, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PNC” means PNC Bank, National Association, and its successors and assigns.

“Purchase Date” means the date of each purchase of Receivables under this Agreement.

“Purchased Receivable” means any Receivable or ENB Receivable which, pursuant to Article II has been identified as a Purchased Receivable and purchased (or purported to be purchased) by the Buyer.

“Purchaser” means (i) Liberty Street Funding LLC and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables, (ii) ~~Market Street~~Gotham Funding ~~LLC~~Corporation and any successor or assign of such Purchaser that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables, and (iii) ~~Gotham Funding Corporation and any successor or assign of such~~any other Person that becomes a Purchaser under the Receivables Agreement that is a receivables investment company that in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

“Purchaser Agent” means (i) Scotia Capital and its permitted successors and assigns as Liberty Purchaser Agent, (ii) PNC and its permitted successors and assigns as ~~Market Street~~PNC Purchaser Agent ~~and~~, (iii) BTMU and its permitted successors and assigns as Gotham Purchaser Agent, (iv) ST and its permitted successors and assigns as ST Purchaser Agent, and (v) BMO and its permitted successors and assigns as BMO Purchaser Agent.

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“Receivable” means the U.S. dollar denominated indebtedness of any Obligor resulting from the provision or sale of goods or services (including, without limitation, the lease or rental of goods) to such Obligor by the Originator under a Contract generated by the Originator in the ordinary course of its business for which all actions required to be performed by the Originator have been performed (except in the case of ENB Receivables, for which the Originator will not have presented an invoice to the related Obligor), and includes the right to payment of any sales tax, interest or finance charges and other obligations of such Obligor with respect thereto; provided that “Receivable” shall not include any (i) Equipment Sale Receivables ~~(as defined in the~~or (ii) Excluded Receivables ~~Agreement)~~. For the avoidance of doubt, Receivables shall include ENB Receivables.

“Receivables Agreement” means that certain Third Amended and Restated Receivables Purchase Agreement, dated as of the date hereof, among the Buyer, as seller, Liberty Street Funding LLC, as a purchaser~~, Market Street Funding LLC, as a purchaser~~, and Gotham Funding Corporation, as a purchaser, Scotia Capital, as a bank, as administrative agent and as Liberty purchaser agent, PNC, as a bank and as ~~Market Street~~a purchaser agent, ~~and~~ BTMU, as a bank and as Gotham purchaser agent, ST, as a bank and as a purchaser agent, and BMO, as a bank and as a purchaser agent, and United Rentals, as collection agent, as amended, restated, modified or supplemented from time to time.

“Related Security” means with respect to any Transferred Receivable all of the Originator’s interest in:

(a) any goods (including returned goods, but excluding any returned goods with respect to a Receivable which has been repurchased pursuant to Section 2.05 of this Agreement) relating to any sale giving rise to such Receivable;

(b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Transferred Receivable, whether pursuant to the Contract related to such Transferred Receivable or otherwise, together with all financing statements authorized or signed by an Obligor describing any collateral securing such Transferred Receivable;

(c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Transferred Receivable whether pursuant to the Contract related to such Transferred Receivable or otherwise; and

(d) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Transferred Receivable and the related Obligor.

“Scotia Capital” means The Bank of Nova Scotia and its successors and assigns.

“Settlement Date” means such day or days each month as are selected from time to time by the Buyer or its designee in a written notice to the Collection Agent.

“ST” means SunTrust Bank and its successors and assigns.

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and contributed (or purported to be contributed), collectively, the “Contributed Receivables”) and all Related Security with respect thereto.

SECTION 2.04	Collections.

(a) Unless otherwise agreed, the Collection Agent shall, on each Settlement Date, deposit into an account of the Buyer or the Buyer’s assignee all Collections of Transferred Receivables then held by the Collection Agent.

(b) In the event that the Originator believes that amounts that are not Collections of Transferred Receivables (including any such amounts received with respect to any Excluded Receivable) have been deposited into an account of the Buyer or the Buyer’s assignee (including, without limitation, the Controlled Account), the Originator shall so advise the Buyer and, on the Business Day following such identification, the Buyer shall remit, or shall cause to be remitted, to the Originator all amounts so deposited that are identified, to the Buyer’s satisfaction, to be amounts that are not Collections of Transferred Receivables.

SECTION 2.05	Settlement Procedures.

(a) If on any day, the Outstanding Balance of any Transferred Receivable is reduced or adjusted as a result of any Dilution, or any setoff or dispute between the Originator and an Obligor due to a claim arising out of the same or any other transaction or if on any day any of the representations and warranties made by the Originator in Section 4.01(i) with respect to any Transferred Receivable is no longer true, the Originator shall repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Transferred Receivable. Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Transferred Receivable. If United Rentals is not the Collection Agent, the Originator shall pay to the Collection Agent on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

(b) Except as stated in subsection (a) of this Section or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Transferred Receivables of such Obligor in the order of the age of such Transferred Receivables, starting with the oldest such Transferred Receivable, unless such Obligor designates its payment for application to specific Transferred Receivables.

SECTION 2.06	Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Originator or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the account designated by the Buyer.

(b) The Originator shall, to the extent permitted by law, pay to the Buyer interest on any amount not paid or deposited by the Originator (whether as Collection Agent or otherwise) when due hereunder at an interest rate per annum equal to 2% per annum above the ~~Scotia~~ Alternate Base Rate, payable on demand.

(c) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 (365 or 366 days, as applicable, if computed with reference to the Alternate Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

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ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01	Conditions Precedent to Initial Purchase from the Originator.

The initial purchase and/or contribution of Receivables from the Originator hereunder is subject to the conditions precedent that the Buyer shall have received on or before the date of such purchase and/or contribution the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Buyer:

(a) A certificate of the Secretary or Assistant Secretary of the Originator certifying (i) copies of the resolutions of the Board of Directors of the Originator approving this Agreement, (ii) copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and (iii) the names and true signatures of the officers of the Originator authorized to sign this Agreement and the other documents to be delivered by it hereunder (on which certificate the Buyer and Collection Agent, if other than United Rentals, may conclusively rely until such time as the Buyer and the Collection Agent shall receive from the Originator a revised certificate meeting the requirements of this subsection (a));

(b) A copy of the organizational documents of the Originator, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of the Originator from the applicable Secretary of State or other official, dated as of a recent date;

(c) Acknowledgment copies or time stamped receipt copies of proper financing statement amendments and assignments, duly filed on or before the date of the initial purchase and/or contribution, naming the Originator as the debtor/seller and the Buyer as the secured party/purchaser, or other similar instruments or documents, as the Buyer, Administrative Agent or a Purchaser Agent may deem necessary or desirable under the UCC of all appropriate jurisdictions or other applicable law to perfect the Buyer’s ownership of and security interest in the Collateral;

(d) A written search report from a Person satisfactory to the Administrative Agent and each Purchaser Agent listing all effective financing statements that name the Originator in the jurisdictions in which filings were made pursuant to the foregoing subsection (c), together

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affect the legality, validity or enforceability of this Agreement; the Originator is not in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of the Originator.

(h) No proceeds of any purchase will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(i) Each Receivable, together with the Related Security, is owned (prior to its sale or contribution hereunder) by the Originator free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Buyer or arising under or permitted by any Transaction Document). When the Buyer makes a purchase or receives a contribution of a Receivable it shall acquire valid ownership of such Transferred Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Buyer or arising under or permitted by any Transaction Document); provided, that the interest of the Originator in Receivables that represent proceeds of the sale of equipment that has been leased to the Originator may be subject to the lien of the lessor thereof, so long as the Outstanding Balance of Receivables subject to such lien is de minimis relative to the Outstanding Balance of Pool Receivables ~~(as defined in the Receivables Agreement)~~ at such time; provided, further, that the right of any assignee of Receivables the obligor of which is a Government Obligor to enforce such Receivable directly against such obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable law to the extent the Originator or Buyer and/or any assignee thereof shall not have complied with the applicable provisions of any such law in connection with the assignment or subsequent reassignment of any such Receivable. No effective financing statement or other instrument similar in effect covering any Contract or any Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Buyer relating to this Agreement and those filed pursuant to the Receivables Agreement.

(j) Each report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by the Originator to the Buyer in connection with this Agreement is true, complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Buyer at such time) as of the date so furnished.

(k) The principal place of business and chief executive office of the Originator and the office where the Originator keeps its records concerning the Transferred Receivables are located at the address or addresses referred to in Section 5.01(b).

(l) The Originator is not known by and does not use, nor has it been known by or used within the past five years, any tradename or doing-business-as name.

(m) With respect to any programs used by the Originator in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Collection Agent so that such new Collection Agent shall have the benefit of such programs (it being understood, however, that the Collection Agent, if other than United Rentals, shall be required to be bound by a confidentiality agreement reasonably acceptable to the Originator).

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(n) All sales, excise or other taxes with respect to the merchandise, insurance or services which are the subject of any Contract for a Receivable have been paid by the Originator when due.

(o) The names ~~and addresses~~ of the Collection Account Banks and Controlled Account Bank, together with the account numbers of the Collection Accounts and the Controlled Account, are specified in Annex B (as the same may be updated from time to time pursuant to Section 5.01(g) and the definition of Collection Account contained in the Receivables Agreement).

(p) All right, title and interest of the Originator in and to, and exclusive dominion and control in respect of the Controlled Account has been transferred by the Originator to the Buyer, or its designee, free and clear of any Adverse Claim (other than any Adverse Claim arising under or permitted by any Transaction Document). The Originator has no interest in any Collection Account or the Controlled Account.

(q) Each ENB Receivable has been originated pursuant to the terms of a Contract substantially similar to the form of Contract attached as Annex H to the Receivables Agreement, as amended from time to time by the Originator with notice to the Buyer; provided that if any amendment to such form of Contract adversely affects the enforceability of ENB Receivables or the interests of the Buyer therein, such amendment shall require the written consent of the Buyer.

ARTICLE V

COVENANTS

SECTION 5.01	Covenants of the Originator.

From the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or have been written off as uncollectible:

(a) Compliance with Laws, Etc. The Originator will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Transferred Receivables or the ability of the Originator to perform its obligations under this Agreement.

(b) Offices, Records and Books of Account. The Originator will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Transferred Receivables (and all original documents relating thereto) at the address of the Originator set forth in Section 9.02 of this Agreement or, upon 30 days’ prior written notice to the Buyer, at any other locations in jurisdictions where all actions required by Section 5.01(l) shall have been taken and completed. The Originator also will maintain and

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such Collections deposited to the Collection Accounts to be transferred to the Controlled Account within one Business Day of its receipt except to the extent otherwise permitted by the provisions of Section 1.04(a) of the Receivables Agreement. The Originator will not deposit or otherwise credit, or cause or issue any instructions to be so deposited or credited, to the Controlled Account cash or cash proceeds other than Collections of Transferred Receivables and the proceeds of Excluded Receivables. The Originator will not deposit or otherwise credit, or cause or issue any instructions to be so deposited or credited, to the Collection Accounts cash or cash proceeds other than Collections of Transferred Receivables, the proceeds of Equipment Sale Receivables, the proceeds of Excluded Receivables, and to the limited extent permitted in the Receivables Agreement, Identifiable Combined Assets. The Originator will use its commercially reasonable efforts to not cause any proceeds of Excluded Receivables to be transferred or deposited into the Controlled Account and, in the event any such proceeds of Excluded Receivables are so transferred or deposited into the Controlled Account, the Originator will cause such proceeds to be transferred (and the Buyer and Collection Agent agrees to transfer such proceeds) to the Originator within one Business Day of the day on which the Originator becomes aware that such proceeds are transferred or deposited into the Controlled Account (but in no event more than two Business Days after the date on which such proceeds are transferred or deposited into the Controlled Account).

(i) Marking Records. The Originator will mark its master data processing records and, at the request of the Buyer, each Contract giving rise to Transferred Receivables and all other relevant records evidencing the Receivables which are the subject of each transfer hereunder with a legend, acceptable to the Buyer, stating that such Receivables, the Related Security and Collections with respect thereto, have been transferred in accordance with this Agreement.

(j) Reporting Requirements. United Rentals will provide to the Buyer the following:

(i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of United Rentals, balance sheets of United Rentals and its Subsidiaries as of the end of such quarter and statements of income and retained earnings of United Rentals and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of United Rentals. Notwithstanding the foregoing, in the event the due date for delivery of such financials is waived or extended with respect to the Revolving Loans (as defined in the Credit Agreement) pursuant to the Credit Agreement and at such time each of ~~the Banks~~Scotia Capital, PNC, BTMU, ST and BMO Harris are Revolving Credit Lenders (as defined in the Credit Agreement) thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of United Rentals, a copy of the annual report for such year for United Rentals and its Subsidiaries, containing financial statements for such year audited by Ernst & Young or other independent public accountants of recognized national standing. Notwithstanding the foregoing, in the event the due date for delivery of

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such financials is waived or extended with respect to the Revolving Loans (as defined in the Credit Agreement) pursuant to the Credit Agreement and at such time each of ~~the Banks~~Scotia Capital, PNC, BTMU, ST and BMO Harris are Revolving Credit Lenders (as defined in the Credit Agreement) thereunder, such waiver or extension will be deemed to have been made with respect to the delivery of such financials under this Agreement;

(iii) notice of the termination of the Credit Agreement by the lenders thereunder as soon as reasonably practicable, but in any event within one (1) Business Day of the earlier of receipt by the Collection Agent or the Originator of notice of such termination and the effectiveness of such termination;

(iv) as soon as possible and in any event within five (5) days after the occurrence of each Event of Termination or Incipient Event of Termination, a statement of the chief financial officer or treasurer of United Rentals setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Originator has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that United Rentals sends to any of its securityholders, and copies of all reports and registration statements that United Rentals or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(vi) promptly after the filing or receiving thereof, copies of all reports and notices that United Rentals or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that United Rentals or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which United Rentals or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on United Rentals and/or any such Affiliate in excess of $1,000,000;

(vii) at least ten (10) Business Days prior to any change in the name or change in or addition of jurisdiction of organization of the Originator, a notice setting forth such change and the effective date thereof;

(viii) at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of a Responsible Officer ~~(as defined in the Receivables Agreement)~~ of United Rentals to the effect that, to the best of such officer’s knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

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(c) the failure to vest in the Buyer absolute ownership of the Transferred Receivables that are, or that purport to be, the subject of a purchase or contribution under this Agreement and the Related Security and Collections in respect thereof free and clear of any Adverse Claim;

(d) the failure of the Originator to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any purchase or contribution or at any subsequent time, in each case to the extent required hereunder;

(e) without double counting for any Dilution for which a repurchase has been made under Section 2.05 of this Agreement, any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor or any other credit related losses) of the Obligor to the payment of any Transferred Receivable that is, or that purports to be, the subject of a purchase or contribution under this Agreement (including, without limitation, a defense based on such Transferred Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or services related to such Transferred Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Transferred Receivable (to the extent such collection activities were performed by the Originator or any of its Affiliates acting as Collection Agent);

(f) any failure of the Originator to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any Contract related to a Transferred Receivable;

(g) any products liability or other claim (including any claim for unpaid sales, excise or other taxes) arising out of or in connection with goods or services which are the subject of any Contract;

(h) the commingling of Collections of Transferred Receivables by the Originator or a designee of the Originator, as Collection Agent or otherwise, at any time with other funds of the Originator or an Affiliate of the Originator (including any such funds that are proceeds of Excluded Receivables) or the failure of Collections to be deposited into a Collection Account or the Controlled Account;

(i) any investigation, litigation or proceeding related to this Agreement or the ownership of Transferred Receivables, the Related Security, or Collections with respect thereto or in respect of any Transferred Receivable, Related Security or Contract;

(j) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable hereunder;

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(k) any failure of the Originator to comply with its covenants contained in Section 5.01; or

(l) any claim brought by any Person other than an Indemnified Party arising from any activity by the Originator or any Affiliate of the Originator in servicing, administering or collecting any Transferred Receivable.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or consent to any departure by the Originator therefrom shall be effective unless in a writing signed by the Buyer and, in the case of any amendment, also signed by the Originator; provided, that the Administrative Agent and the Purchaser Agents shall have consented to such amendment or waiver. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Buyer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 9.02	Notices, Etc.

All notices, demands, consents, requests and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission), shall be personally delivered, express couriered, electronically transmitted (in which case receipt shall be confirmed by telephone and a hard copy shall also be sent by regular mail) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address specified below for the listed parties or at such other address as shall be specified in a written notice furnished to the other parties hereunder.

If to the Originator:

UNITED RENTALS (NORTH AMERICA), INC.

~~5 Greenwich Office Park~~

~~Greenwich~~100 First Stamford Place

Suite 700

Stamford, CT ~~06830~~

06902

Attention: Treasurer or Assistant Treasurer

Tel. No.: (203) 618-7202

Facsimile No.: (203) 622-~~4325~~8794

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If to the Buyer:

UNITED RENTALS RECEIVABLES LLC II

~~5 Greenwich Office Park~~

~~Greenwich~~100 First Stamford Place

Suite 700

Stamford, CT ~~06830~~

06902

Attention: Treasurer or Assistant Treasurer

Tel. No.: (203) 618-7202

Facsimile No.: (203) 622-~~4325~~8794

If to the Collection Agent:

UNITED RENTALS, INC.

~~5 Greenwich Office Park~~

~~Greenwich~~100 First Stamford Place

Suite 700

Stamford, CT ~~06830~~

06902

Attention: Treasurer or Assistant Treasurer

Tel. No.: (203) 618-7202

Facsimile No.: (203) 622-~~4325~~8794

SECTION 9.03	Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the Originator, the Buyer and the Buyer’s successors and assigns.

(b) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or have been written off the books of the Originator as uncollectible; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to Article IV and the provisions of Article VIII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.04	Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Buyer pursuant to Article VIII hereof, the Originator agrees to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Buyer with respect thereto and with respect to advising the Buyer as to its rights and remedies under this Agreement, and the Originator agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with

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